EXHIBIT 10.2

Execution Copy

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is entered into as of April 12, 2023 by and among Garrett Motion Inc., a Delaware corporation (the “Company”) and the stockholders of the Company listed on Schedule 1 (collectively, the “Investors,” and each, an “Investor”). The Company and the Investors are each individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a series of transactions intended to result in, among other things, (i) the amendment and restatement of the Amended and Restated Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Garrett Motion, Inc. (the “Series A Certificate of Designations”) substantially in the form attached hereto as Exhibit A (the “Amended Series A Certificate of Designations”) to provide for, among other things, the Company’s right to cause the conversion of all of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) following the closing of the Series A Repurchase (as defined below) on the terms and conditions set forth herein and in the Amended Series A Certificate of Designations (the “Negotiated Conversion”), (ii) subject to the consummation of the Debt Financing (as defined below), the effectiveness of the Amended Series A Certificate of Designations upon the filing of the Amended Series A Certificate of Designations with the Secretary of the State of Delaware (the “Amended Series A Certificate of Designations Effectiveness”) and the other terms and conditions set forth herein, the repurchase by the Company of a portion of the Series A Preferred Stock held by each Investor, and (iii) subject to the consummation of the Debt Financing, the occurrence of the Amended Series A Certificate of Designations Effectiveness, the closing of the Series A Repurchase, and the other terms and conditions set forth herein, the effectiveness of the Negotiated Conversion;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved and declared advisable the Amended Series A Certificate of Designations, and (ii) resolved to recommend that the holders of the Series A Preferred Stock approve and adopt the Amended Series A Certificate of Designations;

WHEREAS, each Investor is the record and beneficial owner of, and has the right to vote and consent with respect to, the number of shares of Series A Preferred Stock set forth opposite such Investor’s name on Schedule 1 hereto (the “Investor Series A Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, each Investor shall execute and deliver to the Company a written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article VI Section 1 of the Second Amended and Restated Certificate of Incorporation of the Company approving and adopting the Amended Series A Certificate of Designations, substantially in the form attached hereto as Exhibit B (the “Written Consent”);

WHEREAS, subject to the consummation of the Debt Financing, the occurrence of the Amended Series A Certificate of Designations Effectiveness, the closing of the Centerbridge Series A Repurchase (as defined below) and the other terms and conditions set forth herein, each Investor desires to sell its Subject Shares (as defined below), and the Company desires to purchase from each Investor all of such Investor’s Subject Shares (the “Series A Repurchase”);

WHEREAS, in consideration of the representations, warranties, covenants and agreements set forth herein and in the Ancillary Documents, including the Series A Repurchase, the Company shall pay to each Investor the Transaction Consideration (as defined below) upon the closing of the Series A Repurchase;

WHEREAS, from the date of this Agreement, the Investors and their Affiliates shall be bound by the investor rights and limitations and lock-up provisions set forth herein, including the termination of certain of their rights under the Company’s governance documents, including the Investor Rights Agreement (as defined below), on the terms and conditions set forth herein;

WHEREAS, subject to the consummation of the Debt Financing, the occurrence of the Amended Series A Certificate of Designations Effectiveness, the closing of the Series A Repurchase and the other terms and conditions set forth herein, the Company shall cause the Negotiated Conversion to occur in accordance with the provisions set forth in the Amended Series A Certificate of Designations; and

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, the Company is executing and delivering a transaction agreement (the “Centerbridge Transaction Agreement”) with the Centerbridge Investors (as defined below) on substantially similar terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1            Defined Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

(a)               “Action” means any action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

(b)               “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with

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such Person and shall include any general partner or managing member of such Person or any venture capital fund, investment fund or account now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment adviser with, or is otherwise affiliated with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (a) in no event shall the Company and their Subsidiaries be considered Affiliates of any stockholder of the Company (including any Investor or any of its Affiliates), (b) in no event shall any stockholder of the Company or any Affiliate thereof (including, for the avoidance of doubt, the Investors or any of their respective Affiliates) be considered an Affiliate of the Company or any of their Subsidiaries, (c) in no event shall any operating or portfolio company of an Investor be considered an Affiliate of any of the Investors unless such operating or portfolio company is acting in concert with any Investor with respect to the Company’s Voting Securities, and (d) a “controlled Affiliate” of an Investor shall be deemed to include any controlled Affiliates of any general partner or managing member of such Investor or any venture capital fund, investment fund or account now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment adviser with such Investor, in each case solely to the extent such Person operates within Oaktree Capital Management, L.P’s “Global Opportunities” strategy or “Value Opportunities” strategy.

(c)               “Ancillary Documents” means the Amended Series A Certificate of Designations and the Written Consent.

(d)               “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act;

(e)               “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City.

(f)                “Centerbridge Investors” means Centerbridge Credit Partners Master, L.P. and Centerbridge Special Credit Partners III-Flex, L.P.

(g)               “Centerbridge Series A Repurchase Closing” means the “Series A Repurchase Closing” as contemplated by the Centerbridge Transaction Agreement.

(h)               “Change of Control” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s Voting Securities if, after such transfer, such Person or group of affiliated Persons would hold more than 50% of the outstanding Voting Securities of the Company (or the surviving entity).

(i)                 “Code” means the Internal Revenue Code of 1986.

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(j)                 “Company Organizational Documents” means the certificate of incorporation (including any certificates of designation filed with the Delaware Secretary of State setting forth the terms of preferred stock of the Company) and bylaws (or the equivalent organizational documents) of the Company as in effect on the date of this Agreement

(k)               “Contract” means any agreement, lease, sublease, license, sublicense, franchise, power of attorney, indenture, promissory note, bond, letter of credit, guaranty, other evidence of Indebtedness, mortgage, deed of trust, purchase order, insurance policy, or other contract, undertaking, commitment or arrangement that is legally binding, whether written or oral.

(l)                 “Credit Agreement” means that certain Credit Agreement, dated April 30, 2021, among the Company, Garrett LX I S.à r.l., Garrett Motion Holdings, Inc., Garrett Motion Sàrl, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

(m)             “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(n)               “Governmental Authority” means (i) any government, governmental authority, agency, commission, department, or other similar body, court, tribunal, arbitrator or arbitral body; (ii) any self-regulatory organization; or (iii) any political subdivision of any of the foregoing.

(o)               “Investor Rights Agreement” means that certain Series A Investor Rights Agreement, dated as of April 30, 2021, by and among the Company and the investors party thereto.

(p)               “Law” means any statute, law, treaty, ordinance, regulation, ruling, directive, rule, code, Order or other requirement, including any successor provisions thereof, of any Governmental Authority.

(q)               “Lien” means any lien, mortgage, pledge, charge, security interest, right of first refusal, right of first offer, easement, restriction, covenant, condition, option or encumbrance.

(r)                “Limitation Expiration Date” means the earliest of the date of the occurrence of any of the following events: (i) the 18 month anniversary of the date of this Agreement; (ii) any Person or Persons unaffiliated with the Investors publicly announces or commences an unsolicited tender offer or exchange offer for shares of capital stock (including securities convertible into capital stock) representing, in the aggregate, the right to cast at least a majority of the votes entitled to be cast for the election of directors of the Company or (iii) any insolvency, bankruptcy, reorganization or other similar proceeding of the Company.

(s)                “Lock-Up Trigger Date” means the earlier to occur of (i) the Series A Closing Date or (ii) the date that is 45 days from the date of this Agreement.

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(t)                 “Market Disruption Event” means (i) a failure by NASDAQ to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. New York City time on any day on which NASDAQ is open for trading for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by NASDAQ or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

(u)               “NASDAQ” means the NASDAQ Stock Market.

(v)               “Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

(w)             “Person” means any natural person, corporation, company, partnership, association, limited liability company, business enterprise, trust or other legal entity, including any Governmental Authority.

(x)               “Preferred Conversion Committee” means the transaction committee comprised of members of the Company Board who do not beneficially own shares of Series A Preferred Stock and are otherwise disinterested and independent with respect to the transactions contemplated by this Agreement and the Ancillary Documents.

(y)               “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of April 30, 2021, by and among the Company and the stockholders of the Company signatory thereto.

(z)               “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

(aa)            “Significant Holder” means a stockholder of the Company that, together with its Affiliates, owns, controls or otherwise has beneficial ownership in the aggregate in excess of 10% of the shares of Voting Securities outstanding at such time (calculated on an as-converted basis).

(bb)           “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which such Person has, directly or indirectly, (i) ownership of securities or other interests having the power to elect a majority of the board of directors or similar governing body of such corporation, partnership, limited liability company or other entity, or (ii) the power to direct the business and policies of that corporation, partnership, limited liability company or other entity.

(cc)            “Trading Day” means a day on which no Market Disruption Event occurs.

(dd)           “Voting Securities” means, at any time, shares of the Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Common Stock, including the Series A Preferred Stock.

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The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Additional Subject Share Dividends	5.1(b)
Adjusted Base Purchase Price	5.1(a)(i)
Agreement	Preamble
Amended Series A Certificate of Designations	Recitals
Amended Series A Certificate of Designations Effectiveness	Recitals
Applicable Percentage	3.1(b)
Bankruptcy and Equity Exceptions	8.1(c)
Base Purchase Price	5.1(a)
Centerbridge Transaction Agreement	Recitals
Company Average Price	5.1(a)(i)
Common Stock	Recitals
Company	Preamble
Company Board	Recitals
Company Related Parties	16.15(b)
Debt Financing	3.1(a)
DGCL	Recitals
Dividend Shares	5.1(b)
Filing	8.4
Information Statement	2.2
Investor	Preamble
Investor Related Parties	16.15(a)
Investor Series A Shares	Recitals
Investors	Preamble
Lock-Up Restriction	13.1(b)
Lock-Up Restrictions	13.1(b)
Negotiated Conversion	Recitals
OPIF	8.9
Other Locked-Up Holder	14.2
Parties	Preamble
Party	Preamble
Permitted Liens	4.1
Permitted Offering	13.2
Record Date	2.1(a)
Requisite Financing Amount	3.1(a)
SEC	2.2
Series A Accrued Dividend Payment	6.2
Series A Certificate of Designations	Recitals
Series A Preferred Stock	Recitals
Series A Repurchase	Recitals
Series A Repurchase Closing	7.1
Series A Repurchase Closing Date	7.1
Series A Requisite Consent	2.2
Stock Repurchase Program	14.1(a)

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Term	Section
Subject Shares	4.1
Termination Date	15.1(d)
Transaction Agreement Modification	14.2
Transaction Consideration	5.1(b)
Transaction Expenses	16.2(a)
Transfer	13.1(a)(iii)
Voting Threshold	12.4
Written Consent	Recitals

Section 1.2            Interpretive Provisions. In this Agreement, unless the context otherwise requires:

(a)               Any reference to “writing” or comparable expressions includes a reference to facsimile transmission, e-mail or comparable means of communication.

(b)               Where used with respect to documents or other information, the phrases “furnished,” “delivered” or “made available” means that the information referred to has been physically or electronically delivered on or prior to the date hereof to the relevant Party or its representatives, including material that has been posted in any “data room” (virtual or otherwise) established by the Company.

(c)               Pronouns in masculine, feminine or neuter genders include any other gender, and words, terms and titles (including terms defined herein) in the singular form include the plural and vice versa.

(d)               References to Articles, Sections or Exhibits are references to Articles, Sections and exhibits of or to this Agreement.

(e)               References to “day” or “days” are references to calendar days, unless the defined term “Business Days” is used.

(f)                With respect to any determination of any period of time, the word “from” means “from and including,” the word “to” means “to but excluding” and the word “through” means “through and including.”

(g)               References to this “Agreement” include all the exhibits and schedules hereto, and the words “hereof,” “herein,” “hereby,” “hereto” and “hereunder,” and words of similar import, refer to this Agreement as a whole (including the exhibits and schedules hereto) and not merely to the specific Article, Section, paragraph or clause in which such word appears.

(h)               The words “include,” “includes” and “including,” and derivative or similar words, are deemed to be followed by the words “without limitation.”

(i)                 The word “or” includes both the conjunctive and disjunctive (i.e., “and/or”) and the phrase “and/or,” where used, is used for emphasis only.

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(j)                 The phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(k)               Any reference to any Law or Contract is a reference to the Law or Contract as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute) and any reference to any Section of any statute, rule or regulation includes any successor to the Section.

(l)                 References to dollars or “$” are references the lawful money of the United States of America.

(m)             All references to a specific time are references to prevailing Eastern Time, unless otherwise expressly specified.

(n)               The descriptive headings contained in this Agreement and the table of contents are provided for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(o)               Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and the Ancillary Documents. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein (including the Ancillary Documents), and any and all drafts relating thereto shall be deemed the work product of the Parties collectively and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision providing that ambiguities in an agreement or other document will be construed against the Party that drafted it is of no application with respect to this Agreement and the documents referred to herein (including the Ancillary Documents) and is hereby expressly waived. The Parties acknowledge and agree that prior drafts of this Agreement and the documents referred to herein (including the Ancillary Documents) will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and that such drafts will be deemed to be the joint work product of the Parties.

Article II

AMENDED SERIES A CERTIFICATE OF DESIGNATIONS

Section 2.1            Written Consent.

(a)               Concurrently with the execution and delivery of this Agreement, each of the Investors shall execute and deliver to the Company an irrevocable Written Consent with respect to such Investor’s Investor Series A Shares substantially in the form attached hereto as Exhibit B, which shall be effective on the record date fixed for determining the stockholders of the Company entitled to consent to the Amended Series A Certificate of Designations Effectiveness (the “Record Date”).

(b)               Except as contemplated by this Agreement, each of the Investors shall not, and shall cause its controlled Affiliates not to, enter into any tender, voting or other

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agreement or arrangement with any Person from the date of this Agreement until the earlier to occur of the Amended Series A Certificate of Designations Effectiveness or the termination of this Agreement in accordance with Section 15.1, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the shares of Series A Preferred Stock beneficially owned by such Investor or controlled Affiliate in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the shares of Series A Preferred Stock beneficially owned by such Investor or controlled Affiliate that would in any way restrict, limit or interfere with the performance by such Investor or controlled Affiliate of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Amended Series A Certificate of Designations. Each Investor agrees that, from the date of this Agreement until the earlier to occur of the Amended Series A Certificate of Designations Effectiveness or the termination of this Agreement in accordance with Section 15.1, it shall vote or cause to be voted (including by written consent) all of the shares of Series A Preferred Stock beneficially owned by such Investor or its controlled Affiliates against any action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, materially delay or postpone, materially adversely affect or prevent the consummation of the transactions contemplated hereby or the Ancillary Documents, including the Series A Repurchase. Any attempt by an Investor to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), or cause its controlled Affiliates to vote, or express consent or dissent with respect to (or otherwise utilize the voting power of) the shares of Series A Preferred Stock beneficially owned by such Investor or controlled Affiliate in contravention of this Section 2.1 shall be null and void ab initio.

Section 2.2            Information Statement. Promptly following the receipt of Written Consents from stockholders representing a majority in voting power of the issued and outstanding shares of Series A Preferred Stock as of the Record Date (including, for the avoidance of doubt, the Written Consent delivered by the Investors as described in Section 2.1) (the “Series A Requisite Consent”), the Company shall take commercially reasonable efforts to cause the Amended Series A Certificate of Designations Effectiveness to occur as soon as reasonably practicable, including by preparing, filing with the Securities and Exchange Commission (the “SEC”), and disseminating to holders of the Series A Preferred Stock, an information statement and notice of action by written consent with respect to the adoption and approval of the Amended Series A Certificate of Designations (the “Information Statement”), in each case as and to the extent required by applicable Law. The Company will provide the Investors (and their counsel) with a reasonable opportunity to review and comment on the Information Statement, and any amendment or supplement thereto, and will consider in good faith any comments provided by the Investors, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The Company will promptly respond to any SEC comments on the Information Statement and will use all commercially reasonable efforts to cause the Information Statement to be cleared by the SEC as promptly as practicable after such filing. The Company will advise the Investors reasonably promptly after: (A) the time when the Information Statement has been filed; (B) in the event the Information Statement is not reviewed by the SEC, the expiration of the waiting period under Rule 14c-5 under the Exchange Act; (C) in the event the preliminary Information Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement

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or amendment to the Information Statement; (E) any request by the SEC for amendment of the Information Statement; (F) any comments from the SEC relating to the Information Statement and responses thereto (and shall provide the Investors with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Investors with a copy or, in the case of oral communications, summary of such request) relating to the Information Statement; and (H) any other material communication relating to the Information Statement, whether written or oral, from the SEC (and shall provide the Investors with a copy or, in the case of oral communications, summary of such communication).

Section 2.3            Agreement to Vote; Proxy. During the term of this Agreement, each Investor will, and will cause its controlled Affiliates to, vote and/or execute a new Written Consent in substantially the form attached hereto as Exhibit B with respect to all of the shares of Series A Preferred Stock then held by such Investor and its controlled Affiliates, in the event the Record Date has not occurred within 60 days of the date of this Agreement. Upon the failure of any Investor to deliver a Written Consent in respect of all their shares of Series A Preferred Stock in accordance with the prior sentence promptly following a written request thereof delivered by the Company, such Investor hereby grants to the Company a proxy coupled with an interest in all shares of Series A Preferred Stock beneficially owned by such Investor, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms (at which time this proxy shall automatically be revoked) or this Section 2.3 is amended to remove such grant of proxy in accordance with Section 16.3, to vote or deliver a Written Consent in respect of all such shares of Series A Preferred Stock in the manner provided in this Section 2.3. It is agreed and understood that monetary damages would not adequately compensate the Company for the breach of this Section 2.3 by any Investor, that this Section 2.3 shall be specifically enforceable, and that any breach or threatened breach of this Section 2.3 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Investor hereby waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

Article III

DEBT FINANCING

Section 3.1            Debt Financing.

(a)               Promptly following the Amended Series A Certificate of Designations Effectiveness, the Company will use its commercially reasonable efforts to obtain debt financing in an aggregate principal amount of at least $700,000,000.00 (the “Requisite Financing Amount”) on terms and conditions satisfactory to the Preferred Conversion Committee in its reasonable discretion, including using its commercially reasonable efforts to negotiate and enter into an amendment of the Credit Agreement to allow for, among other things, (i) a new Series B term loan or other form of indebtedness in an aggregate principal amount of at least the Requisite Financing Amount, (ii) an amendment to the definition of “Restricted Payments” in the Credit Agreement to authorize the payments to be made in connection with the transactions contemplated by this Agreement and the Ancillary Documents, and (iii) such other

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changes as are necessary or advisable to effect the transactions contemplated hereby and by the Ancillary Documents (the “Debt Financing”).

(b)               Notwithstanding the foregoing, the Requisite Financing Amount of the Debt Financing may be reduced by an amount not to exceed 5% (the “Applicable Percentage”) of the Requisite Financing Amount if the Preferred Conversion Committee determines in good faith that such reduction would be in the best interests of the Company.

Article IV

SERIES A REPURCHASE

Section 4.1            Series A Repurchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Series A Repurchase Closing (as defined below), each of the Investors shall sell, convey, transfer, assign and deliver to the Company, free and clear of any Liens other than (a) any transfer restrictions imposed by applicable federal or state securities Laws and (b) any transfer restrictions set forth in the Company Organizational Documents of the Company, the Investor Rights Agreement, and the Registration Rights Agreement (collectively, “Permitted Liens”), such Investor’s Subject Shares (as defined below), and the Company shall purchase and acquire from each of the Investors, all of such Investor’s Subject Shares. With respect to each Investor, “Subject Shares” shall be that number of shares of Series A Preferred Stock equal to the (i) amount set forth opposite such Investor’s name on Schedule 2 hereto, divided by (ii) the Adjusted Base Purchase Price (as defined below), rounded up to the nearest whole share.

Section 4.2            Withholding. The Company shall not withhold from the Transaction Consideration payable to an Investor any amount under the Code, or any provision of state, local or foreign tax Law.

Article V

TRANSACTION CONSIDERATION

Section 5.1            Transaction Consideration. In consideration of the representations, warranties, covenants and agreements set forth herein and in the Ancillary Documents, including the Series A Repurchase, the Company shall pay to each Investor the following amounts at the Series A Repurchase Closing for each share of such Investor’s Subject Shares:

(a)               an amount in cash equal to $8.100 (the “Base Purchase Price”); provided, that the Base Purchase Price shall be adjusted to equal the arithmetic average of the daily volume-weighted average price of the Common Stock as reported in composite transactions for United States exchanges and quotation systems, for the fifteen (15) consecutive Trading Day period commencing on the first Trading Day after the public announcement of the execution of the Transaction Agreement (the “Company Average Price”); provided, further, that if the Company Average Price is greater than $8.500, then the Company Average Price shall be $8.500, and if the Company Average Price as so determined is less than $7.875, then the

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Company Average Price shall be $7.875 (as so adjusted, the “Adjusted Base Purchase Price”); and

(b)               an amount equal to the per share amount of any dividends declared or otherwise paid or payable, and any other amounts paid upon the effectiveness of the Negotiated Conversion pursuant to the Amended Series A Certificate of Designations (including, for the avoidance of doubt, the 2023 Conversion Additional Payment Amount (as defined in the Amended Series A Certificate of Designations)), in respect of or on the shares of the Series A Preferred Stock during the period from the Series A Repurchase Closing to the effectiveness of the Negotiated Conversion at the time of the payment of such dividends (the “Additional Subject Share Dividends,” and together with the Adjusted Base Purchase Price, the “Transaction Consideration”). The Additional Subject Share Dividends shall be paid to each Investor in the same type of consideration as dividends are or will be paid to holders of Series A Preferred Stock.

Article VI

NEGOTIATED CONVERSION; DIVIDENDS

Section 6.1            Negotiated Conversion. Subject to and following the consummation of the Debt Financing and the Series A Repurchase Closing, the Company shall cause the Negotiated Conversion to occur in accordance with Sections 7(o) and 7(p) of the Amended Series A Certificate of Designations. From and following the release of any such shares of Common Stock from the Lock-Up Restrictions, the Company shall cause such shares of Common Stock issued pursuant to the Negotiated Conversion to not bear any restrictive legend or other notation restricting transfer at any time that (i) such shares of Common Stock are registered for re-sale under the Securities Act or (ii) such shares of Common Stock are eligible for re-sale under Rule 144(b) or any successor provision, without volume or manner-of-sale restrictions, or are otherwise sold or transferred pursuant to Rule 144.

Section 6.2            Series A Accrued Dividend Payment. In connection with the completion of the Negotiated Conversion and in accordance with Section 7(n) of the Amended Series A Certificate of Designations, the Company shall cause all of the accrued and unpaid dividends on the shares of Series A Preferred Stock outstanding as of immediately prior to the effectiveness of the Negotiated Conversion including, for the avoidance of doubt, the 2023 Conversion Additional Payment Amount (as defined in the Amended Series A Certificate of Designations) (the “Series A Accrued Dividend Payment”) to be paid to the holders thereof in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Preferred Conversion Committee in its sole discretion. For the avoidance of doubt, no Investor shall be entitled to the payment of dividends under this Section 6.2 in respect of such Investor’s Subject Shares to the extent that a payment is made to such Investor in respect thereof pursuant to Section 5.1(b).

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Article VII

THE SERIES A REPURCHASE CLOSING

Section 7.1            Series A Repurchase Closing; Series A Repurchase Closing Date. The closing of the Series A Repurchase (the “Series A Repurchase Closing”) shall take place remotely via electronic exchange of documents, at 8:00 a.m. (New York time), or, if to the extent such an exchange is not practicable, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, on the third Business Day following the day on which the last to be satisfied, or to the extent permitted by applicable Law, waived of the conditions set forth in Article X and Article XI (other than those conditions that by their nature are to be satisfied at the Series A Repurchase Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) shall be satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement, or at such other time, place and date that the Parties may agree in writing. The date upon which the Series A Repurchase Closing occurs is referred to as the “Series A Repurchase Closing Date.”

Section 7.2            Transactions to be Effected at the Series A Repurchase Closing. At the Series A Repurchase Closing, the following transactions shall be effected by the Parties:

(a)               Each Investor shall deliver to the Company:

(i)                 duly executed stock powers (or such other appropriate evidences of ownership and transfer) representing all outstanding shares of such Investor’s Subject Shares; and

(ii)              a properly executed Internal Revenue Service (“IRS”) Form W-9 if such Investor is a United States Investor and a Form W-8BEN or other appropriate Form W-8 if such Investor is not a United States Investor.

(b)               The Company shall pay to each Investor:

(i)                 by wire transfer of immediately available funds to the bank account designated in writing by such Investor prior to the Series A Repurchase Closing Date, the portion of the Transaction Consideration payable in cash to such Investor pursuant to Section 5.1; and

(ii)              any shares of Common Stock issuable pursuant to Section 5.1(b) (“Dividend Shares”) in book-entry form, free and clear of any Liens or other restrictions (other than those arising under state or federal securities Laws or as set forth herein), in the name of each Investor (or its nominee in accordance with its delivery instructions) or to a custodian designated by each such Investor, as applicable.

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Article VIII

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby severally and not jointly represents and warrants to the Company as follows:

Section 8.1            Authority; Execution and Delivery; Enforceability.

(a)               Such Investor is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the jurisdiction of its organization.

(b)               Such Investor has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is, or is intended by this Agreement to be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Series A Repurchase. All requisite action required to be taken on the part of it in order to authorize it to enter into this Agreement and the Ancillary Documents to which it is, or is intended by this Agreement to be, a party, to perform its obligations hereunder and thereunder has been taken (or with respect to any Ancillary Document to be entered into following the date of this Agreement, will be taken prior to the entry into such agreement by it).

(c)               Subject to the due authorization, execution and delivery of such agreement by the other parties thereto, this Agreement and each of the Ancillary Documents to which such Investor is, or is intended by this Agreement to be, a party, when executed and delivered by it, shall constitute a valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

Section 8.2            Ownership and Title. Such Investor has good and valid title to the shares of Series A Preferred Stock set forth opposite such Investor’s name on Schedule 1 and Schedule 2 hereto, free and clear of all Liens, other than (a) as may be created by this Agreement and (b) Permitted Liens. Other than the shares of Series A Preferred Stock set forth opposite such Investor’s name on Schedule 1 and Schedule 2 hereto, or the shares of Common Stock set forth opposite such Investor’s name on Schedule 3 hereto, neither such Investor nor any of its Affiliates holds any other shares of capital stock of the Company. Upon delivery to the Company at the Series A Repurchase Closing of duly executed stock powers (or such other appropriate evidences of ownership or transfer) with respect to the Subject Shares held by such Investor, good and valid title to such Investor’s Subject Shares will pass to the Company, free and clear of all Liens, other than (a) as may be created by this Agreement and (b) Permitted Liens. Such Investor has not entered into any Contract with, or granted any option or right to, any party (other than this Agreement) with respect to the shares of Series A Preferred Stock set forth opposite such Investor’s name on Schedule 1 and Schedule 2 hereto.

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Section 8.3            Non-Contravention. The execution and delivery of this Agreement or any Ancillary Document to which such Investor is, or is intended by this Agreement to be, a party, by such Investor does not and will not, the performance by such Investor of its obligations hereunder and thereunder will not, and the consummation of the transactions contemplated hereby and thereby, including the Series A Repurchase will not:

(a)               constitute a violation or breach of any organizational or similar document pursuant to which such Investor was formed;

(b)               violate, breach, conflict with or result in the termination of or give any other contracting party the right to terminate, accelerate, vest or fund, or result in the loss of a material benefit or right under, or constitute (or with notice or lapse of time, or both, constitute) a default under, or require the consent of any Person under, any provision of any material Contract to which the such Investor is a party or by which any of its material assets are bound, except, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to consummate the transactions contemplated by this Agreement or the Ancillary Documents or would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement or the Ancillary Documents;

(c)               violate any Law or any Order applicable to such Investor, except, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to consummate the transactions contemplated by this Agreement or the Ancillary Documents or would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; or

(d)               result in the creation of any Lien on the Subject Shares held by such Investor.

Section 8.4            No Consents or Authorizations Required. No notice to, consent, approval or authorization of, or designation, declaration or filing (each, a “Filing”) with any Governmental Authority or other Person is required by such Investor with respect to such Investor’s execution or delivery of this Agreement or any Ancillary Document to which such Investor is, or is intended by this Agreement to be, a party, such Investor’s performance of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, including the Series A Repurchase, other than Filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to consummate the transactions contemplated by this Agreement or the Ancillary Documents or would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

Section 8.5            Actions; Orders. There are no pending or, to the knowledge of such Investor, threatened Actions before or by any Governmental Authority against such Investor that would reasonably be expected to prevent, preclude or otherwise have a material adverse effect on the ability of such Investor to execute and deliver this Agreement or any

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Ancillary Document to which such Investor is, or is intended by this Agreement to be, a party, to perform such Investor’s obligations hereunder or thereunder, or to consummate the transactions contemplated hereby or thereby, including the Series A Repurchase. Such Investor is not subject to any outstanding Order that prevents, precludes or otherwise has a material adverse effect on the ability of such Investor to perform its obligations hereunder or under any Ancillary Document to which such Investor is, or is intended by this Agreement to be, a party or to consummate the transactions contemplated hereby or thereby, including the Series A Repurchase.

Section 8.6            No Finder. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the transactions contemplated by this Agreement or any Ancillary Document to which such Investor is, or is intended by this Agreement to be, a party, including the Series A Repurchase, based upon any Contracts made by such Investor.

Section 8.7            Institutional Accredited Investor. Such Investor (i) is an “accredited investor”, as such term is defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act, (ii) has such knowledge, sophistication and experience in financial and business matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including the acquisition of the Dividend Shares (if issued), and (iii) has so evaluated such merits and risks and has the ability to bear the economic and financial risks of the investment in the Dividend Shares contemplated hereby and the Ancillary Documents, including the risk that such Investor could lose the entire value of the Dividend Shares (if issued). Such Investor further represents that it has conducted its own analysis prior to making its investment in the Dividend Shares and no other Person has provided any investment advice to it in connection with, or as to the value of, the investment in the Dividend Shares.

Section 8.8            Investment Purpose. Such Investor is acquiring the Dividend Shares that may be issued for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention or distributing or selling such Dividend Shares. The Investor acknowledges that the Dividend Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Laws, and agrees that such Dividend Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 8.9           Tax Jurisdiction. Each Investor is a United States Person for U.S federal income tax purposes and will provide a Form W-9 at the Series A Repurchase Closing, except Oaktree Phoenix Investment Fund LP, a Cayman limited partnership (“OPIF”), which owns no more than 0.78% of the total Series A Preferred Stock outstanding. OPIF will provide a Form W-8IMY or other appropriate Form W-8 at the Series A Repurchase Closing.

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Article IX

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors as follows:

Section 9.1            Authority; Execution and Delivery; Enforceability.

(a)               The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)               The Company has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is, or is intended by this Agreement to be, a party, to perform its obligations hereunder and thereunder, and (subject to the delivery of the Series A Requisite Consent) to consummate the transactions contemplated hereby and thereby, including the Series A Repurchase. Subject to the effectiveness of the Series A Requisite Consent, all requisite action required to be taken on the part of the Company in order to authorize it to enter into this Agreement and the Ancillary Documents to which it is, or is intended by this Agreement to be, a party, to perform its obligations hereunder and thereunder has been taken (or with respect to any Ancillary Document to be entered into following the date of this Agreement, will be taken prior to the entry into such agreement by it).

(c)               Subject to the due authorization, execution and delivery of such agreement by the other parties thereto, and the delivery of the Series A Requisite Consent, this Agreement and each of the Ancillary Documents to which the Company is, or is intended by this Agreement to be, a party, when executed and delivered by it, shall constitute a valid and legally binding obligation of the Company, enforceable against it, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 9.2            Non-Contravention. The execution and delivery of this Agreement or any Ancillary Document to which the Company is, or is intended by this Agreement to be, a party, by the Company does not and will not, the performance by the Company of its obligations hereunder and thereunder will not, and the consummation of the transactions contemplated hereby and thereby, including the Series A Repurchase will not:

(a)               constitute a violation or breach of the Company Organizational Documents;

(b)               subject to the amendment of the Credit Agreement pursuant to the Debt Financing, violate, breach, conflict with or result in the termination of or give any other contracting party the right to terminate, accelerate, vest or fund, or result in the loss of a material benefit or right under, or constitute (or with notice or lapse of time, or both, constitute) a default under, or require the consent of any Person under, any provision of any material Contract to which the Company is a party or by which any of its material assets are bound; except, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Documents or would otherwise have the effect of preventing or materially delaying

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the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; or

(c)               violate any Law or Order applicable to the Company, except, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Documents or would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

Section 9.3            No Consents or Authorizations Required. No Filing with any Governmental Authority or other Person is required by the Company with respect to the Company’s execution or delivery of this Agreement or any Ancillary Document to which such Investor is, or is intended by this Agreement to be, a party, the Company’s performance of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, including the Series A Repurchase, other than Filings (i) required to be made (i) pursuant to the DGCL to effect the Amended Series A Certificate of Designations Effectiveness, (ii) with or obtained from the SEC or NASDAQ, (iii) under state securities and “blue sky” Laws, (iv) under the Company Organizational Documents, (v) in respect of the Credit Agreement, or (vi) that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Documents or would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

Section 9.4            Actions; Orders. There are no pending or, to the knowledge of the Company, threatened Actions before or by any Governmental Authority against the Company that would reasonably be expected to prevent, preclude or otherwise have a material adverse effect on the ability of the Company to execute and deliver this Agreement or any Ancillary Documents to which the Company is, or is intended by this Agreement to be, a party, to perform the Company’s obligations hereunder or thereunder, or to consummate the transactions contemplated hereby or thereby, including Repurchase. The Company is not subject to any outstanding Order that prevents, precludes or otherwise has a material adverse effect on the ability of the Company to perform its obligations hereunder or under any Ancillary Document to which the Company is, or is intended by this Agreement to be, a party, or to consummate the transactions contemplated hereby or thereby, including the Series A Repurchase.

Section 9.5            No Finder. As of the date of this Agreement, except with respect to JP Morgan, whose fees and expenses will be paid by the Company, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Series A Repurchase based upon any Contract made by the Company.

Section 9.6            FIRPTA. The Company believes that neither it nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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Section 9.7            Dividend Shares. If issued, all Dividend Shares will be duly authorized by the Company and, when issued and delivered to the Investor against full payment for the Dividend Shares in accordance with the terms of this Agreement and registered with the Transfer Agent, the Dividend Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company Organizational Documents or under the DGCL.

Section 9.8            No Registration. Assuming the accuracy of the Investors’ representations, warranties and agreements set forth in Article VIII of this Agreement, no registration under the Securities Act will be required for the offer and sale of the Dividend Shares by the Company to any Investor.

Section 9.9            No General Solicitation. Neither the Company nor any Person acting on its behalf has offered or sold any Dividend Shares by any form of general solicitation or general advertising, including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (ii) any website posting or widely distributed email; or (iii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Article X

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INVESTORS

The obligations of the Investors to consummate the Series A Repurchase are subject to the satisfaction (or waiver by the Investors in writing) of the following conditions as of the Series A Repurchase Closing Date:

Section 10.1        Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and the as of the Series A Repurchase Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date).

Section 10.2        Performance of Obligations. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Series A Repurchase Closing.

Section 10.3        Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that (i) restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement or any Ancillary Document, including the Series A Repurchase, or (ii) declares unlawful any of the transactions contemplated by this Agreement or any Ancillary Document, including the Series A Repurchase, or would cause any of the transactions contemplated by this Agreement or any Ancillary Document, including the Series A Repurchase, to be rescinded.

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Section 10.4        Company Closing Certificate. The Investors shall have received a certificate signed on behalf of the Company by an authorized person of the Company certifying that the conditions set forth in Section 10.1 and Section 10.2 have been satisfied.

Section 10.5        Amended Series A Certificate of Designations Effectiveness. The Amended Series A Certificate of Designations shall have been filed with the Secretary of State of Delaware and become effective.

Section 10.6        Centerbridge Transaction Agreement. The Centerbridge Transaction Agreement shall have remained in full force and effect as of the Series A Repurchase Date and the Centerbridge Series A Repurchase Closing shall have occurred substantially concurrently with the Series A Repurchase Closing.

Section 10.7        NASDAQ Listing. The Dividend Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Article XI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Series A Repurchase are subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Series A Repurchase Closing Date:

Section 11.1        Representations and Warranties. Each of the representations and warranties of the Investors contained in this Agreement shall be true and correct in all material respects as of the date hereof and the as of the Series A Repurchase Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date).

Section 11.2        Performance of Obligations. Each Investor shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Series A Repurchase Closing.

Section 11.3        Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that (i) restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement or any Ancillary Document, including the Series A Repurchase, or (ii) declares unlawful any of the transactions contemplated by this Agreement or any Ancillary Document, including the Series A Repurchase, or would cause any of the transactions contemplated by this Agreement or any Ancillary Document, including the Series A Repurchase, to be rescinded.

Section 11.4        Investor Closing Certificate. The Company shall have received a certificate signed on behalf of each Investor by an authorized person of such Investor certifying that the conditions set forth in Section 11.1 and Section 11.2 have been satisfied.

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Section 11.5        Amended Series A Certificate of Designations Effectiveness. The Amended Series A Certificate of Designations shall have been filed with the Secretary of State of Delaware and become effective.

Section 11.6        Debt Financing. The Company shall have received the proceeds of the Debt Financing in an amount equal to the Requisite Financing Amount on terms and conditions satisfactory to the Preferred Conversion Committee in its reasonable discretion.

Section 11.7        Centerbridge Transaction Agreement. The Centerbridge Transaction Agreement shall have remained in full force and effect as of the Series A Repurchase Date and the Centerbridge Series A Repurchase Closing shall have occurred substantially concurrently with the Series A Repurchase Closing.

Section 11.8        NASDAQ Listing. The Dividend Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Article XII

INVESTOR RIGHTS AND LIMITATIONS

Section 12.1        Board Nomination Rights. Contingent upon, and from and after the Series A Repurchase Closing, each Investor hereby irrevocably terminates its rights under Section 4.3 of the Investor Rights Agreement and agrees that, until such time as the Investors and their Affiliates (including their respective Permitted Transferees (as such term is defined in the Investor Rights Agreement) that become a party to the Investor Rights Agreement pursuant to Section 6.1 thereof) cease to beneficially own at least 10% of the Voting Securities (calculated on an as-converted basis), the Investors shall have the right, but not the obligation, to designate one Investor Director Designee (as such term is defined in the Investor Rights Agreement) for election to the Company Board at each meeting of stockholders of the Company at which (or action by written consent pursuant to which) directors are elected. From and after the Series A Repurchase Closing, the provisions of Section 4.3(e) of the Investor Rights Agreement shall continue to apply mutatis mutandis to the rights of the Investors in respect of the Investor Director Designee designated pursuant to this Section 12.1, including the right of the Investors to fill vacancies created by reason of death, removal or resignation of such Investor Director Designee.

Section 12.2        Other Governance Rights. Contingent upon, and from and after the Series A Repurchase Closing, except as set forth in Section 12.1, each Investor hereby irrevocably terminates any other director designation rights or special approval rights it may have with respect to the Company or the Company Board under the Company’s governance documents, including Section 4.7 of the Investor Rights Agreement.

Section 12.3        Investor Limitations. From the date of this Agreement until the Limitation Expiration Date, unless approved in advance in writing by the Preferred Conversion Committee, each Investor shall not, and shall cause its respective controlled Affiliates to not, directly or indirectly:

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(a)               make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in any form of business combination or acquisition or other transaction between the Investor or any of its Affiliates, on the one hand, and the Company, on the other hand, relating to assets or securities of the Company or any of its Subsidiaries,;

(b)               engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any Voting Securities of the Company, or conduct any binding or nonbinding referendum with respect to any Voting Securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any Voting Securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote (or withhold the vote of) any securities of the Company;

(c)               purchase or otherwise acquire, or offer, propose or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of (i) any additional securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities related to the price of shares of Series A Preferred Stock or Common Stock, if such acquisition would result in the Investors and their controlled Affiliates, in the aggregate, having beneficial ownership in excess of 15% of the then outstanding shares of Voting Securities (calculated on an as-converted basis); provided that the Investor may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by the Company, or (ii) any material assets or liabilities of the Company;

(d)               except as set forth in the Investor Rights Agreement or as contemplated by this Agreement or any Ancillary Document, deposit any Voting Securities in any voting trust with, or subject any Voting Securities to any arrangement or agreement with, any Person that, to the knowledge of the Investor, is a Significant Holder, or as a result of such voting trust, arrangement or agreement would become a Significant Holder with respect to the voting of any Voting Securities;

(e)              form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise) with respect to the Company or its securities;

(f)                make any request or submit any proposal to amend or waive the terms of this Section 12.3 other than through non-public communications with the Company that would not be reasonably expected to result in or involve public disclosure obligations for any Party; or

(g)               enter into any discussions, negotiations, agreements or understandings with any Person with respect to any action the Investors are prohibited from taking pursuant to this Section 12.3, or advise, assist, knowingly encourage or seek to persuade any Person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

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provided that, nothing contained in this Section 12.3 shall restrict the Investor from (i) making any proposal to the Company Board through non-public communications that would not reasonably be expected to result in or involve public disclosure obligations for any Party, including in connection with any type of business combination, restructuring, or acquisition of securities of the Company, or representation on the Company Board (such as commencing a proxy contest), or (ii) acquiring the Dividend Shares, if any, in accordance with the terms and conditions of this Agreement.

Section 12.4        Voting Agreement. From the date of this Agreement until the Limitation Expiration Date, the Investors shall (and shall cause their Affiliates to) vote, or cause to be voted, exercise their rights to consent (or cause their rights to consent to be exercised), or take action (or omit to take any action) with respect to all Voting Securities owned by them (and which are entitled to vote on such matters) in the aggregate in excess of 18% of the Company’s shares of Voting Securities then outstanding (calculated on an as-converted basis) (the “Voting Threshold”) as of the record date for the determination of stockholders of the Company entitled to vote or consent to such matter, with respect to each matter on which stockholders of the Company are entitled to vote or consent (including the election of directors to the Company Board), so as to cause such shares of Voting Securities to reflect the voting results (with respect to shares voted “for”, shares voted “against”, shares “abstained”, shares “withheld”, broker nonvotes and shares not present at the meeting for quorum purposes) of the shares of Voting Securities held by stockholders who beneficially own less than 18% of the shares of Voting Securities then outstanding (calculated on an as-converted basis). Upon the failure of any Investor to vote its Voting Securities beneficially owned in excess of the Voting Threshold in accordance with the terms of this Section 12.4, such Investor hereby grants to the Company a proxy coupled with an interest in all shares of Voting Securities beneficially owned in excess of the Voting Threshold by such Investor, which proxy shall be irrevocable until the Limitation Expiration Date, to vote, or cause to be voted, to exercise their rights to consent (or cause their rights to consent to be exercised), or to take action (or omit to take any action) with respect to all such shares of Voting Securities in the manner provided in this Section 12.4. It is agreed and understood that monetary damages would not adequately compensate the Company for the breach of this Section 12.4 by any Investor, that this Section 12.4 shall be specifically enforceable, and that any breach or threatened breach of this Section 12.4 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Investor hereby waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

Section 12.5        Investor Director Designees. Notwithstanding any of the foregoing, the provisions set forth in Section 12.3 and Section 12.4 shall in no way limit the ability of any individual who is serving as a director of the Company as an Investor Director Designee (as such term is defined in the Investor Rights Agreement) to take any actions (or to refrain from taking any actions) in his or her capacity as a director of the Company.

Article XIII

LOCK-UP RESTRICTIONS AND SECONDARY OFFERINGS

Section 13.1        Lock-Up Restrictions.

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(a)               Except as otherwise provided herein, each Investor hereby agrees that, from the date of this Agreement, it will not directly or indirectly:

(i)                 offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Voting Securities (whether now owned or hereafter acquired);

(ii)              enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic or other consequences of ownership of the Voting Securities (including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto); or

(iii)            publicly announce or disclose any intention to do any of the foregoing (each of the transactions described in clauses (i) to (iii) (inclusive) of this Section 13.1(a), a “Transfer”);

in each case, whether such transaction described in clauses (i) to (iii) (inclusive) of Section 13.1(a) is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise.

(b)               The restrictions described above in Section 13.1(a) (each, a “Lock-Up Restriction” and collectively, the “Lock-Up Restrictions”) shall cease to apply to the Voting Securities beneficially owned by each Investor as follows:

(i)                 on and after the six month anniversary of the Lock-Up Trigger Date, the Lock-Up Restrictions shall automatically cease to apply to 50% of the Voting Securities beneficially owned by such Investor as of the date hereof; and

(ii)              on the twelve month anniversary of the Lock-Up Trigger Date, or such earlier date as determined by the Company, the Lock-Up Restrictions shall automatically cease to apply to any Voting Securities not released pursuant to Section 13.1(b)(i).

(c)               Notwithstanding anything herein to the contrary, the Lock-Up Restrictions shall not apply to:

(i)                 Any transactions contemplated by this Agreement (including the Series A Repurchase and the conversion of shares of Series A Preferred Stock into shares of Common Stock in connection with the Negotiated Conversion);

(ii)              the granting of a revocable proxy to officers or directors of the Company at the request of the Company Board in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Company Board (at such times as action by written consent of stockholders is permitted under the certificate of incorporation of the Company);

(iii)            a Transfer made with the prior written consent of the Company (with the approval of the Preferred Conversion Committee); and

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(iv)             a Transfer to a bona fide third party pursuant to a tender offer for securities of the Company or any merger, consolidation or other business combination involving a Change of Control (as defined below) of the Company that, in each case, has been approved by the Company Board (including entering into any lock-up, voting or similar agreement pursuant to which the Investors may agree to Transfer Voting Securities in connection with any such transaction, or vote any stock in favor of any such transaction), provided that all Voting Securities subject to this Section 13.1 that are not so transferred, sold, tendered or otherwise disposed of remain subject to this Section 13.1, and provided, further, that it shall be a condition of Transfer that if such tender offer or other transaction is not completed, any Voting Securities subject to this Section 13.1 shall remain subject to the restrictions herein.

(d)               Each Investor also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of such Investor’s Voting Securities except in compliance with the Lock-Up Restrictions.

Section 13.2        Secondary Offerings. The Investors shall permit any holder of Series A Preferred Stock (other than a Centerbridge Investor or its controlled Affiliates) that, prior to the Series A Repurchase Closing, has entered into a lock-up agreement acceptable to the Company in its sole discretion (with the approval of the Preferred Conversion Committee) (each, an “Other Locked-Up Holder”), to sell such Other Locked-Up Holder’s shares of Common Stock in any Underwritten Offering (as defined in the Registration Rights Agreement) and any Piggyback Registration (as defined in the Registration Rights Agreement, and together with Underwritten Offerings, the “Permitted Offerings”) on a priority basis, provided that the aggregate number of shares that each Other Locked-Up Holder may include on a priority basis in all Permitted Offerings shall not exceed in the aggregate the number of shares of Common Stock equal to (i)(a) the number of shares of Series A Preferred Stock held by the Other Locked-Up Holder on the date of the Series A Repurchase multiplied by (b)(x) the aggregate number of shares of Series A Preferred Stock sold in the Series A Repurchase by all of the Investors, divided by (y) the total number of shares of Series A Preferred Stock held by all of the Investors immediately prior to the Series A Repurchase, minus (ii) any shares of Series A Preferred Stock disposed of by the Other Locked-Up Holder from and including the date of the Series A Repurchase.

Article XIV

OTHER COVENANTS

Section 14.1        Certain Other Repurchases.

(a)               The Company shall expand its existing share repurchase program to permit it to repurchase up to $250,000,000.00 in the aggregate of shares of Common Stock or Series A Preferred Stock in open market transactions, privately negotiated purchases and other transactions from time to time (the “Stock Repurchase Program”) on terms and conditions satisfactory to the Preferred Conversion Committee in its reasonable discretion.

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(b)               Except with the prior written consent of the Preferred Conversion Committee, the Investors acknowledge and agree that neither the Investors nor their controlled Affiliates shall tender or sell, or offer to tender or sell any shares of Series A Preferred Stock or Common Stock that are subject to the Lock-Up Restrictions at such time in any transaction that is part of the Stock Repurchase Program. For the avoidance of doubt the Investors and their controlled Affiliates may participate in any transaction that is part of the Stock Repurchase Program with respect to any shares of such Investors’ or controlled Affiliates’ shares of Series A Preferred Stock or Common Stock that have been released from the Lock-Up Restrictions in accordance with Section 13.1.

Section 14.2        Centerbridge Transaction Agreement. The Company intends to enter into the Centerbridge Transaction Agreement with the Centerbridge Investors on identical terms and conditions (subject to such modifications as may be appropriate based on the amount of holdings of the Centerbridge Investors), and in the event the Company amends, modifies, supplements, waives or grants any consent under any provision of the Centerbridge Transaction Agreement (each, a “Transaction Agreement Modification”) during the 12 month period following the date of this Agreement, the Company shall promptly notify the Investors of such Transaction Agreement Modification, and the Investors shall have the right to elect such Transaction Agreement Modification included herein, in which case the Parties shall promptly amend this Agreement to effect the same. The Investors acknowledge and agree that, to the extent the vote of the Series A Preferred Stock of the Centerbridge Investors are necessary for the Series A Requisite Consent, the transactions contemplated by the Centerbridge Agreement shall be consummated simultaneously with, and will be a condition to the consummation of, the transactions contemplated hereby and the Ancillary Documents.

Section 14.3        Section 16(b) of the Exchange Act. Prior to the Series A Repurchase Closing, the Company shall have taken all such actions as are required to cause the exemption of every direct and indirect acquisition and disposition by the Investors of any “equity security of the Company” (as defined in Rule 16a-1(d) under the Exchange Act, treating the Company as the “issuer” referred to therein) that shall occur pursuant to this Agreement (including, without limitation, any disposition of Series A Preferred Stock in either the Series A Repurchase or the Negotiated Conversion and any acquisition of Common Stock in either the Negotiated Conversion or the Series A Accrued Dividend Payment) from Section 16(b) of the Exchange Act, to the fullest extent available under, respectively, Rule 16b-3(d)(1) and Rule 16b-3(e) in respect of the Investors as a director of the Company for the purposes of Section 16 of the Exchange Act. Prior to the Series A Repurchase Closing, the Company also shall have delivered to the Investors reasonable written evidence of the Company Board’s proper approval of the Investors’ transactions in equity securities of the Company contemplated by this Agreement for the purpose of granting such exemption from Section 16(b) as is described in the immediately preceding sentence, which Company Board approval shall reasonably demonstrate the Company Board’s awareness of such facts and circumstances as may cause the Investors to be treated as a director of the Company for the purposes of Section 16 of the Exchange Act.

Section 14.4        Stock Exchange Listing. At or prior to the delivery of any Dividend Shares pursuant to Section 5.1(b), the Company shall cause each of the Dividend Shares to be approved for listing on NASDAQ, subject to official notice of issuance.

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Section 14.5        Restrictive Legends. To the extent any Subject Shares bear a restrictive legend, any Dividend Shares that may be issued to the Investors shall bear the same restrictive legend.

Section 14.6        Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, the parties agree to treat (i) the Series A Repurchase as a sale by the Investor of Series A Preferred Stock to the Company in exchange for the Transaction Consideration in a transaction described in Section 302(b) of the Code, and (ii) the modifications to the terms of the Series A Preferred Stock in connection with the Amended Series A Certificate of Designations, the Negotiated Conversion, and the Series A Accrued Dividend Payment, in whole, as one or more “recapitalizations” within the meaning of Section 368(a)(1)(E) of the Code. No party shall take any position inconsistent with the foregoing on any tax return or with any Governmental Authority, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state or local tax Law). The Company shall not take, and shall ensure that no Affiliate takes, any action that would adversely impact the intended tax treatment described in this Section 14.6.

Section 14.7        Further Assurances. Each Party agrees to use commercially reasonable efforts to execute such additional documents and other papers and to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement or any Ancillary Document. Upon the reasonable request of any Party, the other Parties agree to promptly use their commercially reasonable efforts to execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents (but without incurring any material financial obligation) as may be reasonably requested to effectuate the transactions contemplated by this Agreement or any Ancillary Document, including the Series A Repurchase. To the extent that action or lack of action on the part of a controlled Affiliate of a Party is necessary in order for such Party to fulfill any of its obligations under this Agreement or any Ancillary Document, then each such obligation shall be deemed to include an undertaking on the part of such Party to use commercially reasonable efforts to cause such controlled Affiliates to take, or prevent such controlled Affiliate from taking, as applicable, such necessary action.

Article XV

TERMINATION

Section 15.1        Termination. This Agreement may be terminated on or prior to the Series A Repurchase Closing Date as follows:

(a)               by the mutual written consent of the Company (with the prior approval of the Preferred Conversion Committee) and the Investors;

(b)               by the Company (with the prior approval of the Preferred Conversion Committee), upon written notice to the Investors, if there has been a material violation, breach or inaccuracy of any representation or warranty of any Investor contained in this Agreement, which violation, breach or inaccuracy would cause the condition set forth in

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Section 11.1 not to be satisfied, and such violation, breach or inaccuracy has not been cured by the applicable Investor within 10 calendar days after receipt by such Investor of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date;

(c)               by the Investors, upon written notice to the Company, if there has been a material violation, breach or inaccuracy of any representation or warranty of the Company contained in this Agreement, which violation, breach or inaccuracy would cause the condition set forth in Section 10.1 not to be satisfied, and such violation, breach or inaccuracy has not been cured by the Company within 10 calendar days after receipt by the Company of written notice thereof from the Investors or is not reasonably capable of being cured prior to the Termination Date;

(d)               by the Company (with the prior approval of the Preferred Conversion Committee), on the one hand, or the Investors, on the other hand, upon written notice to the other, if by the close of business on September 15, 2023 (the “Termination Date”), the Series A Repurchase Closing has not occurred; provided, that the right to terminate this Agreement under this Section 15.1(d) shall not be available to any Party (i) whose breach of this Agreement has been the principal cause of, or resulted in, the failure to consummate the Series A Repurchase by such date or (ii) during the pendency of any action by the other party for specific performance of this Agreement pursuant to Section 16.13;

(e)               by the Company (with the prior approval of the Preferred Conversion Committee), on the one hand, or the Investors, on the other hand, upon written notice to the other, if the Centerbridge Transaction Agreement has been terminated; or

(f)                by the Company (with the prior approval of the Preferred Conversion Committee), on the one hand, or the Investors, on the other hand, upon written notice to the other, if any Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the transactions contemplated hereby or under any Ancillary Document, including the Series A Repurchase.

Section 15.2        Survival After Termination. If this Agreement is terminated in accordance with Section 15.1, this Agreement shall become void and of no further force and effect, except that the provisions of this Section 15.2 and Article XVI (Miscellaneous) shall survive the termination of this Agreement.

Article XVI

MISCELLANEOUS

Section 16.1        Survival. Each representation and warranty contained in this Agreement shall survive the transactions contemplated by this Agreement, including the Series A Repurchase Closing and the Negotiated Conversion.

Section 16.2        Expenses.

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(a)               Each Party shall pay all of its own fees, costs and expenses (including attorneys’ fees, costs and expenses) in connection with the preparation and negotiation of this Agreement and the Ancillary Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Series A Repurchase (the “Transaction Expenses”); provided, that the Company shall reimburse the Investors for their reasonable, documented Transaction Expenses in an amount not to exceed $300,000.00 in the aggregate for all of the Investors.

(b)               The Company shall reimburse, or shall cause to be reimbursed, within 60 days of written notice therefor from the Investors (together with supporting documentation), the Investors for the documented out-of-pocket legal expenses, including the reasonable fees and expenses of counsel, incurred by the Investors in respect of any Actions resulting from or arising out of this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby in the three (3) year period following the date of this Agreement in an amount not to exceed $2,500,000.00 in the aggregate for all of the Investors; provided, that the Investors shall not be entitled to reimbursement under this Section 16.2(b) with respect to (i) any Action resulting from or arising out this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby brought against an Investor or any of its Affiliates by any former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of an Investor or any of its Affiliates, or (ii) any Action in which an Investor or any of its controlled Affiliates is determined by a court of competent jurisdiction upon entry of a final and non-appealable judgment to have engaged in fraud, gross negligence, willful misconduct, bad faith, a material breach of this Agreement or the Ancillary Documents, or any action in respect of which a director would not be entitled to indemnification under the DGCL. The Investors shall repay, and cause to be repaid, to the Company any amounts reimbursed under this Section 16.2(b) with respect to any Action described in clauses (i) and (ii) of the foregoing sentence; provided, that with respect to any Action described in clause (ii), the Investors shall repay, and cause to be repaid, any amounts reimbursed under this under this Section 16.2(b) in such proportion as is appropriate to reflect the relative fault of such Investor or controlled Affiliate as determined by a court of competent jurisdiction upon entry of a final and non-appealable judgment.

Section 16.3        Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company and the Investors, provided that any amendment hereof shall require the prior approval of the Preferred Conversion Committee.

Section 16.4        Entire Agreement. This Agreement, taken together with the Ancillary Documents, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between or among the Parties and their respective Affiliates, both oral and written, with respect to such subject matter. In the event of a conflict between this Agreement and any Ancillary Document, the terms of such Ancillary Document shall control with respect to the subject matter of the applicable Ancillary Document. Each of the Investors acknowledges and agrees that it has relied solely upon the representations and warranties of the Company expressly set forth in this Agreement that that it has not relied upon any other representations, warranties or information in connection with the transactions contemplated hereby or any other Ancillary Document. The

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Company acknowledges and agrees that it has relied solely upon the representations and warranties of the Investors expressly set forth in this Agreement that that it has not relied upon any other representations, warranties or information in connection with the transactions contemplated hereby or any other Ancillary Document. None of the Investors or the Company, or any of their respective representatives, directors, officers or stockholders, has made any representations or warranties, express or implied, of any nature whatsoever relating to the Investors or the Company or otherwise in connection with the transactions contemplated hereby or under any Ancillary Document, including the Series A Repurchase, other than those representations and warranties expressly set forth in this Agreement.

Section 16.5        Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and (b) sent to a Party by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) electronic mail to the applicable email address; provided that the email transmission is promptly confirmed by telephone or otherwise, (iii) nationally recognized overnight delivery courier service or (iv) registered or certified mail, return receipt requested, postage prepaid, in each case to the applicable Party at its respective address set forth below, unless another address has been previously specified to the other Party (if applicable) in writing:

If to the Company, to:

Garrett Motion Inc.
La Pièce 16
1180 Rolle, Switzerland
Attention:	Jerome P. Maironi
Email:	jerome.maironi@garrettmotion.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	John C. Kennedy, Esq.
Kenneth M. Schneider, Esq.
E-mail:	jkennedy@paulweiss.com
kschneider@paulweiss.com

with a copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, 16th Floor
PO Box 1347
Wilmington, DE 19899-1347
Attention:	Melissa A. DiVincenzo, Esq.
E-mail:	mdivincenzo@morrisnichols.com

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If to an Investor, to:

Oaktree Capital Management, L.P.
333 South Grand Ave., 28th Floor, Los Angeles, CA 90071
Attention:	Steven Tesoriere
Jordan Mikes
E-mail:	stesoriere@oaktreecapital.com
jmikes@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, New York 10001-2163
Attention:	Scott W. Golenbock
E-mail:	sgolenbock@milbank.com

Section 16.6        Waiver. The waiver of any provision of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same provision or a waiver of any other provision of this Agreement, provided that any waiver of any provision of this Agreement by the Company shall require the prior approval of the Preferred Conversion Committee.

Section 16.7        Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the Company with the prior approval of the Preferred Conversion Committee (in the case of any assignment by any Investor) or the Investors (in the case of any assignment by the Company), and any purported assignment or other transfer without such consent shall be void and unenforceable. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. The Investors are entering into this Agreement in their capacity solely as beneficial owners of Voting Securities and not in any other capacity. Nothing in this Agreement shall prevent any director designee(s) of the Investors from acting their capacity as directors of the Company or exercising their fiduciary duties to the Company and its stockholders.

Section 16.8        No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a Party to this Agreement.

Section 16.9        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

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Section 16.10    Governing Law. This Agreement and all claims or causes of action (whether based on Contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the facts and circumstances leading to its execution, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 16.11    Consent to Jurisdiction and Service of Process.

(a)               Each of the Parties hereby irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if such court lacks subject matter jurisdiction, any other state or federal court sitting in the State of Delaware) in respect of any action, suit or other proceeding (whether at Law or in equity, whether based on Contract, tort or otherwise) that arises out of, relates to or is in any manner connected with this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any such proceeding in any court other than such courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any such court, and (v) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any such court has been brought in an improper or otherwise inconvenient forum. Each of the Parties agrees that any Order issued by any such court in connection with any such proceeding shall be conclusive, and notwithstanding the foregoing provisions of this Section 16.11(a), may be enforced in any other jurisdiction, including by suit on the judgment or in any other manner provided by Law.

(b)               Each of the Parties hereby irrevocably and unconditionally (i) agrees that, to the extent such Party is not otherwise subject to service of process in the State of Delaware, such Party shall appoint and maintain an agent in the State of Delaware as such Party’s agent and attorney-in-fact for the acceptance of service of process in respect of any action, suit or other proceeding (whether at Law or in equity, whether based on Contract, tort or otherwise) that arises out of, relates to or is in any manner connected with this Agreement or the transactions contemplated hereby and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over such Party before the courts referred to in Section 16.11(a) in respect of such proceeding, and (ii) consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 16.11(a) in respect of any such proceeding by mailing copies thereof, by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in accordance with Section 16.5. For the avoidance of doubt, the foregoing shall not limit the right of a Party to effect service of process on the other Parties by any other legally available method.

(c)               The foregoing consent to jurisdiction and service of process shall not constitute a submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties.

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Section 16.12                Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR OTHER PROCEEDING THAT ARISES OUT OF, RELATES TO OR IS IN ANY MANNER CONNECTED WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE SERIES A REPURCHASE OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, WHETHER AT LAW OR IN EQUITY, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 16.12. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM THAT ARISES OUT OF, RELATES TO OR IS IN ANY MANNER CONNECTED WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE SERIES A REPURCHASE OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 16.13    Specific Performance. The Parties agree that in the event that any of the transactions contemplated by this Agreement or the Ancillary Documents are not consummated in accordance with the terms of this Agreement or the Ancillary Documents, or the agreements and covenants set forth herein are otherwise not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and the Ancillary Documents and to enforce specifically the terms and provisions of this Agreement and the Ancillary Documents, in addition to any other remedy at Law or in equity. The Parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereby waives (a) any defenses in any action for injunctive relief, specific performance or other equitable relief, including the defense that a remedy at Law would be adequate, and (b) any requirement under Law to post a bond or other security as a prerequisite to obtaining such relief.

Section 16.14    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single

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instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart hereof signed by all of the other Parties.

Section 16.15    No Recourse.

(a)               Notwithstanding anything that may be expressed or implied in this Agreement, the Company acknowledges and agrees that, other than each Investor in each case solely to the extent provided herein or in any Ancillary Document, no recourse under this Agreement or any Ancillary Document shall be had against any former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, equity owners, controlling Persons, Affiliates or assignees of any Investor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, equity owner, controlling Person, Affiliate or assignee of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Investor Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Investor Related Party for any obligation of the Investors under this Agreement, any Ancillary Document or any agreements, documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(b)               Notwithstanding anything that may be expressed or implied in this Agreement, each Investor acknowledges and agrees that, other than the Company solely to the extent provided herein or in any Ancillary Document, no recourse under this Agreement or any Ancillary Document shall be had against any former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, equity owners, controlling Persons, Affiliates or assignees of the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, equity owner, controlling Person, Affiliate or assignee of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Company Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Company Related Party for any obligation of the Company under this Agreement, any Ancillary Document or any agreements, documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

COMPANY:

GARRETT MOTION INC.

By:	/s/ Sean Deason
Name: Sean Deason
Title: SVP & CFO

[Signature Page to Transaction Agreement]

INVESTOR:

Oaktree Value Opportunities Fund Holdings, L.P.

By: Oaktree Value Opportunities Fund GP, L.P.
Its: General Partner

By: Oaktree Value Opportunities Fund GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Steven Tesoriere
Name: Steven Tesoriere
Title: Managing Director

By:	/s/ Pavel Kaganas
Name: Pavel Kaganas
Title: Senior Vice President

[Signature Page to Transaction Agreement]

INVESTOR:

OCM Opps GTM Holdings, LLC

By: Oaktree Fund GP, LLC
Its: Manager

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Steven Tesoriere
Name: Steven Tesoriere
Title: Managing Director
By:	/s/ Pavel Kaganas
Name: Pavel Kaganas
Title: Senior Vice President

[Signature Page to Transaction Agreement]

INVESTOR:

Oaktree Phoenix Investment Fund LP

By: Oaktree Phoenix Investment Fund GP, L.P.
Its: General Partner

By: Oaktree Phoenix Investment Fund GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Steven Tesoriere
Name: Steven Tesoriere
Title: Managing Director
By:	/s/ Pavel Kaganas
Name: Pavel Kaganas
Title: Senior Vice President

[Signature Page to Transaction Agreement]

INVESTOR:

Oaktree Opportunities Fund Xb Holdings (Delaware) L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Steven Tesoriere
Name: Steven Tesoriere
Title: Managing Director
By:	/s/ Pavel Kaganas
Name: Pavel Kaganas
Title: Senior Vice President

[Signature Page to Transaction Agreement]

Schedule 1

Beneficial Ownership

Schedule 2

Series A Repurchase Amounts

Schedule 3

Common Stock

FINAL FORM

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

GARRETT MOTION INC.

GARRETT MOTION INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

The Board of Directors of the Corporation (including any committee thereof, the “Board of Directors”), by resolutions adopted on April 27, 2021, July 19, 2021 and January 25, 2022, a Certificate of Designations filed with the Secretary of State of the State of Delaware on April 30, 2021, and a Certificate of Amendment thereto filed with the Secretary of State of the State of Delaware on each of July 21, 2021 and March 3, 2022 (as so amended, the “Certificate of Designations”), previously established a series of Preferred Stock, par value $0.001 per share, of the Corporation and designated such series as the Corporation’s “Series A Cumulative Convertible Preferred Stock” (the “Series A Preferred Stock”).

The Board of Directors, by resolutions adopted on April 11, 2023, determined that it was advisable and in the best interests of the Corporation and its stockholders to amend and restate the Certificate of Designations, subject to certain terms and conditions as set forth in this amended and restated Certificate of Designations.

The holders of a majority of the outstanding shares of Series A Preferred Stock representing the votes necessary to authorize such action and acting by written consent, approved the adoption of this amended and restated Certificate of Designations, as approved by the Board of Directors, pursuant to Sections 228 and 242 of the Delaware General Corporation Law.

Effective as of [●], 2023, the Certificate of Designations is amended and restated in its entirety to read as follows:

Section 1.               Designation. The distinctive serial designation of such series is “Series A Cumulative Convertible Preferred Stock” (“Series A”). Each share of Series A shall be identical in all respects to every other share of Series A.

Section 2.               Number of Designated Shares. The number of designated shares of Series A shall initially be 245,045,431. Such number may from time to time be decreased (but not below the number of shares of Series A then outstanding) by the Board of Directors. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation shall be retired and shall not be reissued as shares of Series A and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3.               Definitions. As used herein with respect to Series A:

(a)               “2023 Conversion” has the meaning set forth in Section 7(o)(i).

(b)               “2023 Conversion Additional Payment Amount” has the meaning set forth in Section 7(n).

(c)               “2023 Conversion Condition” means that the Corporation shall have completed each Series A Repurchase, each in accordance with the terms of, and as defined in, the Transaction Agreements.

(d)               “2023 Conversion Date” has the meaning set forth in Section 7(o)(i).

(e)               “2023 Conversion Notice” has the meaning set forth in Section 7(o)(i).

(f)                “2023 Conversion Termination Notice” has the meaning set forth in Section 7(o)(iii).

(g)               “2023 Conversion Total Additional Payment Amount” has the meaning set forth in Section 7(n).

(h)               “Additional Payment Amount” has the meaning set forth in Section 7(n).

(i)                 “Additional Shares” has the meaning set forth in Section 7(n).

(j)                 “Additional Shares Fair Market Value” means, with respect to the shares of the Common Stock:

(1)               if the shares are listed on a Principal Exchange on the day as of which Additional Shares Fair Market Value is being determined, the arithmetic average of the daily volume-weighted average price of such stock as reported in composite transactions for United States exchanges and quotation systems, for the thirty (30) consecutive Trading Day period ending on and including such day (or, if such day is not a Trading Day, the Trading Day immediately preceding such day); or

(2)               if the shares are not listed on a Principal Exchange on the day as of which Additional Shares Fair Market Value is being determined, but are listed on any Fallback Exchange, the arithmetic average of the daily volume-weighted average price of such stock for the thirty (30) consecutive Trading Day period ending on and including such day (or, if such day is not a Trading Day, the Trading Day immediately preceding such day) as reported by such Fallback Exchange or, if not so reported, a service reporting such information as shall be selected by the Corporation; or

(3)               if the shares are not traded on a Fallback Exchange on the day as of which Additional Shares Fair Market Value is being determined but are traded on an Over-the-Counter Market, the arithmetic average of the daily volume-weighted average of the high bid price and the low ask price for the shares for the thirty (30) consecutive Trading Day period ending on and including such day (or, if such day is not a Trading Day, the Trading Day immediately preceding

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such day) in such Over-the-Counter Market, as reported by such Over-the-Counter Market or, if not so reported, a service reporting such information as shall be selected by the Corporation; or

(4)               in the case of securities not covered by clauses (1) through (3) above, the Additional Shares Fair Market Value of such securities shall be determined in good faith by the Board of Directors; provided that, with respect to any determination of Additional Shares Fair Market Value pursuant to clauses (1) through (3) above, the Corporation, in its good faith determination, shall make appropriate adjustments to the arithmetic average of the daily volume-weighted average price, or bid and ask stock price, to account for any stock split, reverse stock split, dividend, Distribution or other event requiring any adjustments to the Conversion Rate, so as to provide for a consistent determination of Additional Shares Fair Market Value over any period of Trading Days as may be specified in this Certificate of Designations.

(k)               “Affiliate” means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person, and the term “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract (including proxy) or otherwise.

(l)                 “Aggregate Liquidation Entitlement” means the aggregate amount of Liquidation Entitlements for all outstanding shares of Series A.

(m)             “Associate” means, when used to indicate a relationship with any Person, (i) a corporation or organization (other than the Corporation or any of its Subsidiaries) of which such Person is an officer or director or is, directly or indirectly, the owner of ten percent (10%) or more of any class of voting or equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity and (iii) any Family Member of such Person who lives in the same home as such Person.

(n)               “Automatic Conversion Date” has the meaning set forth in Section 7(c).

(o)               “Automatic Conversion Event” means (i) at any time the adoption of a resolution of a Majority In Interest to convert the outstanding shares of Series A into Common Stock pursuant to Section 7(c) or (ii) the occurrence of a Trading Day at any time on or after April 30, 2023 on which (A) the Common Stock is traded on a Principal Exchange, a Fallback Exchange or an Over-the-Counter Market and, in each case, the Automatic Conversion Fair Market Value of the Common Stock exceeds one hundred and fifty percent (150%) of the Conversion Price and (B) Consolidated EBITDA for the last twelve months ended as of the last day of each of the two most recent fiscal quarters is greater than or equal to $600,000,000. Notwithstanding anything to the contrary in this Certificate of Designations, an Automatic Conversion Event may not occur during the period beginning on [●], 20231 and ending on the earlier of (a) September 30, 2023 and (b) the date on which the Corporation has sent a 2023 Conversion Termination Notice.

1 To be the date the A&R CoD is filed with the State of Delaware.

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(p)               “Automatic Conversion Event Notice” has the meaning set forth in Section 7(d).

(q)               “Automatic Conversion Fair Market Value” means, with respect to the shares of the Common Stock:

(1)               if the shares are listed on a Principal Exchange on the day as of which Automatic Conversion Fair Market Value is being determined, the arithmetic average of the daily volume-weighted average price of such stock as reported in composite transactions for United States exchanges and quotation systems for the seventy-five (75) consecutive Trading Day period ending on and including such day (or, if such day is not a Trading Day, the Trading Day immediately preceding such day); or

(2)               if the shares are not listed on a Principal Exchange on the day as of which Automatic Conversion Fair Market Value is being determined, but are listed on any Fallback Exchange, the arithmetic average of the daily volume-weighted average price of such stock for the seventy-five (75) consecutive Trading Day period ending on and including such day (or, if such day is not a Trading Day, the Trading Day immediately preceding such day) as reported by such Fallback Exchange or, if not so reported, a service reporting such information as shall be selected by the Corporation; or

(3)               if the shares are not traded on a Fallback Exchange on the day as of which Automatic Conversion Fair Market Value is being determined but are traded on an Over-the-Counter Market, the arithmetic average of the daily volume-weighted average of the high bid price and the low ask price for the shares for the seventy-five (75) consecutive Trading Day period ending on and including such day (or, if such day is not a Trading Day, the Trading Day immediately preceding such day) in such Over-the-Counter Market, as reported by such Over-the-Counter Market or, if not so reported, a service reporting such information as shall be selected by the Corporation; provided that, with respect to any determination of Automatic Conversion Fair Market Value pursuant to clauses (1) through (3) above, the Corporation, in its good faith determination, shall make appropriate adjustments to the arithmetic average of the daily volume-weighted average price, or bid and ask stock price, to account for any stock split, reverse stock split, dividend, Distribution or other event requiring any adjustments to the Conversion Rate, so as to provide for a consistent determination of Automatic Conversion Fair Market Value over any period of Trading Days as may be specified in this Certificate of Designations.

(r)                “Beneficial Owner” or “Beneficially Own” have the meanings assigned to such terms in Rule 13d-3 under the Exchange Act.

(s)                “Board of Directors” has the meaning set forth in the Preamble.

(t)                 “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

(u)               “Bylaws” means the Third Amended and Restated Bylaws of the Corporation, dated as of October 27, 2021, as amended, amended and restated or otherwise modified from time to time.

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(v)               “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation, dated as of April 30, 2021, as amended, amended and restated or otherwise modified from time to time.

(w)             “Change of Control” means any of the following events (whether in a single transaction or series of related transactions):

(i)                 a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Corporation or its wholly owned subsidiaries, acquires, directly or indirectly, capital stock of the Corporation such that following such acquisition, such person or group becomes the direct or indirect Beneficial Owner of shares of the Corporation’s capital stock representing more than fifty percent (50%) of the combined voting power of all of the then outstanding shares of all classes and series of capital stock of the Corporation;

(ii)              any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition or otherwise) a majority of the Corporation’s capital stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Corporation pursuant to which the Person or Persons that directly or indirectly Beneficially Owned all classes and series of the Corporation’s capital stock immediately before such transaction directly or indirectly Beneficially Own, immediately after such transaction, more than fifty percent (50%) of all classes or series of capital stock of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction, will be deemed not to be a Change of Control pursuant to this clause (ii); or

(iii)            the sale, exchange, lease, or transfer of all or substantially all of the Corporation’s assets, determined on a consolidated basis (other than a sale, exchange, lease, or transfer to one or more entities where the stockholders of the Corporation immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred, in substantially the same proportions vis-à-vis each other as immediately before such transaction).

(x)               “Close of Business” means 5:00 p.m., New York City time.

(y)               “Code” has the meaning set forth in Section 17.

(z)               “Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

(aa)            “Consolidated Debt” has the meaning given to such term or any analogous term in the Credit Agreement then in effect; provided, that if a Credit Agreement is no longer in effect, “Consolidated Debt” shall have the meaning set forth in the Credit Agreement as most recently in effect.

(bb)           “Consolidated EBITDA” has the meaning given to such term or any equivalent term in the Credit Agreement then in effect; provided, that if a Credit Agreement is no longer in effect,

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“Consolidated EBITDA” shall have the meaning set forth in the Credit Agreement as most recently in effect. Except as otherwise set forth herein, “Consolidated EBITDA” shall be measured over the 12-month period that includes the most recent four fiscal quarters for which financial statements of the Corporation are available.

(cc)            “Consolidated Leverage Ratio” means, as of any date, the ratio of (x) Consolidated Debt to (y) Consolidated EBITDA for the most recent four fiscal quarters for which financial statements of the Corporation are available.

(dd)           “Constituent Person” has the meaning set forth in Section 7(j)(iii).

(ee)            “Conversion Price” means five dollars and twenty-five cents ($5.25) per share of Common Stock, subject to adjustment as described in Section 7(g).

(ff)              “Conversion Rate” means the number of shares of Common Stock into which each share of Series A may be converted, equal to the Stated Amount of the shares of Series A being converted divided by the Conversion Price.

(gg)           “Corporation” has the meaning set forth in the Preamble.

(hh)           “Credit Agreement” means that certain Credit Agreement, dated as of April 30, 2021, among the Corporation, Garrett LX I S.À R.L., Garrett Motion Holdings, Inc., Garrett Motion SÀRL, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as amended, restated, amended and restated, modified or otherwise supplemented from time to time, or any replacement or successor thereto that is at the applicable time of determination the senior secured credit facility of the Corporation with the largest amount of undrawn commitments plus aggregate principal amount outstanding.

(ii)              “Disinterested Directors” means all members of the Board of Directors other than any member of the Board of Directors who is, or is an employee, director, officer, partner, member or stockholder of, or is otherwise Affiliated or Associated with, any Person who Beneficially Owns shares of Series A with an aggregate Series A Fair Market Value greater than or equal to $50,000.

(jj)              “Disinterested Directors’ Committee” shall mean a duly convened committee comprised solely of each of the Disinterested Directors, including the Preferred Conversion Committee.

(kk)           “Distribution” shall mean the transfer of cash or other property (including capital stock of the Corporation or rights to acquire capital stock of the Corporation), whether by way of dividend, purchase of capital stock of the Corporation or otherwise.

(ll)              “Dividend Junior Stock” has the meaning set forth in Section 4(c).

(mm)      “Dividend Parity Stock” has the meaning set forth in Section 4(c).

(nn)           “Dividend Senior Stock” means any future class of Preferred Stock established hereafter by the Board of Directors with the approval of a Majority In Interest in accordance with Section

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8(c)(i), the terms of which expressly provide that such class ranks senior to the Series A as to the right to payment of dividends.

(oo)           “DTC” means The Depository Trust Company.

(pp)           “Effective Date” means April 30, 2021.

(qq)           “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(rr)              “Exchange Property” has the meaning set forth in Section 7(j).

(ss)             “Fallback Exchange” means the principal U.S. national or regional securities exchange other than a Principal Exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded.

(tt)              “Family Member” means with respect to an individual (i) such individual’s parent, grandparent, any present or former spouse, children and siblings, whether by blood, marriage or adoption, and any issue of the foregoing, (ii) the trustees of any trust now or hereafter in existence from which or as to which any individual or individuals described in clause (i) of this definition shall be entitled to receive all or part of the income or shall be a remainderman or remaindermen and (iii) in the event of such individual’s death, such individual’s heirs, executors, administrators, testamentary transferees, legatees and beneficiaries.

(uu)           “Holder” shall mean the person or entity in which the Series A is registered on the books of the Corporation, which shall initially be the person or entity which such Series A is issued to, and shall thereafter be permitted and legal assigns which the Corporation is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Corporation and to whom such shares are legally transferred.

(vv)           “Holder Conversion” has the meaning set forth in Section 7(a).

(ww)       “Holder Conversion Date” has the meaning set forth in Section 7(a).

(xx)           “Indebtedness” has the meaning given to such term or any analogous term in the Credit Agreement then in effect; provided, that if a Credit Agreement is no longer in effect, “Indebtedness” shall have the meaning set forth in the Credit Agreement as most recently in effect.

(yy)           “Liquidation Entitlement” means, as of any date with respect to each share of Series A, the greater of (1) (a) the Stated Amount plus (b) the aggregate amount of cumulative unpaid Preference Dividends (whether or not authorized or declared) as of such date and (2) (a) the amount the Holders of Series A would receive if such shares were converted immediately prior to the Liquidation Event into Common Stock pursuant to Section 7(c) plus (b) the aggregate amount of cumulative unpaid Preference Dividends (whether or not authorized or declared) as of such date.

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(zz)            “Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(aaa)        “Liquidation Junior Stock” has the meaning set forth in Section 5.

(bbb)       “Liquidation Parity Stock” has the meaning set forth in Section 5.

(ccc)        “Liquidation Parity Stock Liquidation Preference” has the meaning set forth in Section 6(a).

(ddd)       “Liquidation Senior Stock” has the meaning set forth in Section 5.

(eee)        “Majority In Interest” means Holders holding a majority of the then issued and outstanding shares of Series A.

(fff)           “Market Disruption Event” means (i) a failure by the Principal Exchange or Fallback Exchange, as applicable, to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. New York City time on any day on which the Principal Exchange or Fallback Exchange, as applicable, is open for trading for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Principal Exchange or Fallback Exchange, as applicable, or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

(ggg)       “Notice of Holder Conversion” has the meaning set forth in Section 7(a).

(hhh)       “Over-the-Counter Market” means OTCQX or OTCQB of OTC Markets and the Over-the-Counter Bulletin Board of Financial Industry Regulatory Authority (or any of their respective successors).

(iii)            “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “Person” under this Certificate of Designations.

(jjj)            “Preference Dividends” has the meaning set forth in Section 4(a).

(kkk)       “Preference Dividend Payment Date” has the meaning set forth in Section 4(a).

(lll)            “Preference Dividend Period” has the meaning set forth in Section 4(a).

(mmm)     “Preferred Conversion Committee” means the Preferred Conversion Committee of the Board of Directors established by resolution of the Board of Directors on February 16, 2023 and comprised solely of Disinterested Directors.

(nnn)       “Preferred Stock” means the Series A and any future series of preferred stock of the Corporation authorized in accordance with the terms of this Certificate of Designations.

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(ooo)       “Principal Exchange” means the Nasdaq Global Select Market (or any of its successors).

(ppp)       “Redemption” has the meaning set forth in Section 9(a).

(qqq)       “Redemption Date” has the meaning set forth in Section 9(c).

(rrr)           “Redemption Notice” has the meaning set forth in Section 9(d).

(sss)          “Redemption Price” has the meaning set forth in Section 9(a).

(ttt)            “Reorganization Event” has the meaning set forth in Section 7(j).

(uuu)       “Securities Act” means the U.S. Securities Act of 1933, as amended.

(vvv)       “Series A” has the meaning set forth in Section 1.

(www)  “Series A Fair Market Value” means, with respect to each share of Series A, the arithmetic average of the volume-weighted average prices for a share on the principal United States securities exchange or automated quotation system on which shares of Series A trade, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Corporation) in respect of the ten (10) Trading Days preceding the date of determination or, if the Series A is not traded on any such exchange or automated quotation system, such value as is determined in good faith by the Board of Directors.

(xxx)       “Stated Amount” means, in respect of each share of Series A, five dollars and twenty-five cents ($5.25) per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations.

(yyy)       “Subsidiary” means, with respect to any Person, any other Person of which a majority of the securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time Beneficially Owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such first Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Corporation.

(zzz)        “Transaction Agreements” means (i) the Transaction Agreement, dated as of April 12, 2023, between the Corporation and Centerbridge Credit Partners Master, L.P. and Centerbridge Special Credit Partners III-Flex, L.P., and (ii) the Transaction Agreement, dated as of April 12, 2023, between the Corporation and Oaktree Value Opportunities Fund Holdings, L.P., OCM Opps GTM Holdings, LLC, Oaktree Phoenix Investment Fund LP and Oaktree Opportunities Fund Xb Holdings (Delaware) L.P., in each case as amended, revised or otherwise modified from time to time.

(aaaa)     “Trading Day” means a day on which (i) no Market Disruption Event occurs and (ii) trading in the Common Stock occurs on the Principal Exchange or, if the shares of Common Stock are not listed on a Principal Exchange, the Fallback Exchange; provided that if the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

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Section 4.               Dividends. The Series A shall not accrue any dividends except as provided in this Section 4.

(a)               Preference Dividends. Holders of Series A shall be entitled to receive, when, as and if declared by the Disinterested Directors’ Committee out of funds legally available therefor, cumulative cash dividends at the annual rate of eleven percent (11%) of (x) the Stated Amount per share plus (y) the amount of any accrued and unpaid dividends on each such share as of the last Preference Dividend Payment Date (as defined below) (collectively, the “Preference Dividends”), accumulating on a daily basis and payable quarterly on January 1, April 1, July 1 and October 1, respectively, in each year (or, if any such date is not a Business Day, on the next succeeding Business Day, without any adjustment in the amount paid) (each, a “Preference Dividend Payment Date”) with respect to the period from and including the last Preference Dividend Payment Date (or the Effective Date, with respect to the first quarterly period) to and including the day preceding such respective dividend payment date (or portion thereof) (the “Preference Dividend Period”) to holders of record on the respective date, not more than sixty (60) nor less than ten (10) days preceding the Preference Dividend Payment Date, fixed for that purpose by the Disinterested Directors’ Committee in advance of payment of each particular Preference Dividend. The amount of the Preference Dividend for each Preference Dividend Period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Corporation shall not pay any additional interest, fee, penalty or other amount in respect of any Preference Dividend that may be in arrears on the Series A. Notwithstanding the foregoing, the Disinterested Directors’ Committee shall not declare a Preference Dividend at any time when Consolidated EBITDA for the most recent four fiscal quarters for which financial statements of the Corporation are available is less than $425,000,000. Preference Dividends shall accumulate whether or not (i) the Corporation has earnings; (ii) there are funds legally available for the payment of those dividends; or (iii) those dividends are authorized or declared.

(b)               Participating Dividends. In addition to any cash dividends which may be declared and paid to Holders pursuant to Section 4(a), and except as permitted by Section 4(c)(x)(1), the Holders shall, as Holders of Series A, be entitled to such dividends paid and other Distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series A into Common Stock (without regard to any limitations on conversion herein or elsewhere) and, if applicable, had held such shares of Common Stock on the record date for such dividends and Distributions. Payments under the preceding sentence shall be made prior to or concurrently with the dividend or Distribution to the holders of Common Stock.

(c)               Priority of Dividends. So long as any share of Series A remains outstanding, no dividend whatsoever shall be paid or declared and no Distribution shall be made on any class of Common Stock or any future class of Preferred Stock established hereafter by the Board of Directors (other than Dividend Parity Stock or Dividend Senior Stock) (collectively, referred to as the “Dividend Junior Stock”), other than a dividend payable solely in Dividend Junior Stock, and no shares of Dividend Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of Dividend Junior Stock for or into another share of Dividend Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Junior Stock),

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unless (i) all cumulative accrued and unpaid Preference Dividends on all outstanding shares of Series A have been paid in full and the full dividend thereon for the then current Preference Dividend Period has been paid or declared and set aside for payment and (ii) all prior redemption requirements with respect to Series A have been complied with; provided that the Disinterested Directors’ Committee may declare or approve, and the Corporation may pay or make, a dividend or Distribution on any Dividend Junior Stock even if there are cumulative accrued and unpaid Preference Dividends that have not been paid in full or the full dividend for the then current Preference Dividend Period has not been paid or declared and set aside for payment, but only if (x) (1) such Distribution consists of the purchase, redemption or other acquisition by the Corporation of shares of Dividend Junior Stock for cash, or (2) the Holders shall also participate in such dividend or Distribution pursuant to Section 4(b), and (y) the full Board of Directors has ratified (in the case of clause (1), by the affirmative vote of at least two-thirds of the Board of Directors then in office, and in the case of clause (2), by the affirmative vote of a majority of the Board of Directors then in office) the Disinterested Directors’ Committee’s declaration or approval of such dividend or Distribution under clauses (1) or (2) above. For the avoidance of doubt, the declaration and payment of a dividend or making of any Distribution on any Dividend Junior Stock in which Holders shall participate pursuant to Section 4(b) in accordance with the foregoing proviso shall not obligate the Corporation to pay any Preference Dividends pursuant to Section 4(a). When Preference Dividends are not paid in full upon the shares of Series A and any future class of Preferred Stock established hereafter by the Board of Directors with the vote or written consent of a Majority In Interest, the terms of which expressly provide that such class ranks pari passu with the Series A as to rights to payment of dividends (collectively, referred to as the “Dividend Parity Stock”), all Preference Dividends declared upon shares of Series A and all dividends declared upon Dividend Parity Stock shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid Preference Dividends per share on the shares of Series A and all accrued but unpaid dividends per share on all such Dividend Parity Stock bear to each other. Subject to the foregoing and subject to Section 4(b), the Corporation may pay such dividends (payable in cash, stock or otherwise) as may be declared by the Board of Directors on any Dividend Junior Stock from time to time out of any funds legally available therefor.

Section 5.               Ranking. The Series A shall, with respect to the right to be paid the Liquidation Entitlement upon the occurrence of a Liquidation Event (as provided in Section 6 below), rank (i) senior to (A) all classes of Common Stock, and (B) any future class of Preferred Stock established hereafter by the Board of Directors (other than Liquidation Parity Stock or Liquidation Senior Stock established in accordance with Section 8(c)(i) or Section 8(c)(ii)) (the classes referred to in the foregoing clauses (A) through (B), collectively, referred to as the “Liquidation Junior Stock”), (ii) pari passu with any future class of Preferred Stock established hereafter by the Board of Directors in accordance with Section 8(c)(ii), the terms of which expressly provide that such class ranks pari passu with the Series A as to rights on the occurrence of a Liquidation Event (collectively, referred to as the “Liquidation Parity Stock”) and (iii) junior to any future class of Preferred Stock established hereafter by the Board of Directors in accordance with Section 8(c)(i), the terms of which expressly provide that such class ranks senior to the Series A as to rights on the occurrence of a Liquidation Event (collectively, referred to as “Liquidation Senior Stock”).

Section 6.               Liquidation Event Rights.

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(a)               Payment of Aggregate Liquidation Entitlement. In the event of the occurrence of any Liquidation Event, before any Distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Liquidation Junior Stock, the Holders of Series A will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount equal to the Aggregate Liquidation Entitlement. If, after payment of any liquidation preferences otherwise payable to holders of any Liquidation Senior Stock in respect of any Distribution upon the occurrence of a Liquidation Event, and subject to applicable Law, the assets of the Corporation are not sufficient to pay all Holders of Series A the Aggregate Liquidation Entitlement in full and to pay all holders of any Liquidation Parity Stock the amounts otherwise payable to such holders in respect of any Distributions upon the occurrence of a Liquidation Event (a “Liquidation Parity Stock Liquidation Preference”), then the amounts paid to the Holders of Series A and to the holders of all Liquidation Parity Stock shall be pro rata in accordance with the respective Aggregate Liquidation Entitlement and the Liquidation Parity Stock Liquidation Preferences of such Liquidation Parity Stock.

(b)               Residual Distributions. If the Liquidation Entitlement has been paid in full to all Holders of Series A, all Liquidation Parity Stock Liquidation Preferences, if any, have been paid in full to all holders of any Liquidation Parity Stock, and all other applicable liquidation preferences have been paid to holders of Liquidation Junior Stock which is senior to the Common Stock with respect to rights upon the occurrence of a Liquidation Event, then holders of Common Stock shall be entitled to receive any and all assets remaining legally available for distribution to the Corporation’s stockholders.

(c)               Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Certificate of Designations, the merger, consolidation or other business combination of the Corporation with or into any other corporation, including a transaction in which the Holders of Series A receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation Event.

Section 7.               Conversion.

(a)               Conversion at the Option of the Holders. Each share of Series A shall be convertible, at the option of the Holder thereof (a “Holder Conversion”), effective on January 1, April 1, July 1 and October 1 in each year (or, if any such date is not a Business Day, on the next succeeding Business Day, without any adjustment in the Additional Payment Amount), or on the third Business Day prior to a Redemption Date (provided, that the Corporation shall have received the Notice of Holder Conversion prior to the Close of Business on the Business Day prior to such Redemption Date) (any such date, the “Holder Conversion Date”) into fully-paid, non-assessable shares of Common Stock at the Conversion Rate then in effect. In order to effectuate the Holder Conversion, the Holder must provide the Corporation a written notice of conversion in the form of Annex A hereto (the “Notice of Holder Conversion”). The Notice of Holder Conversion must be received by the Corporation (or, in the discretion of the Corporation, the transfer agent) no later than (A) with respect to any Holder Conversion Date scheduled to fall on January 1, April 1, July 1 or October 1 of any year, ten (10) Business Days prior to the applicable Holder Conversion Date or (B) with respect to any Holder Conversion Date falling on the third Business

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Day prior to a Redemption Date, prior to the Close of Business on the Business Day prior to such Redemption Date.

(b)               Mechanics of Holder Conversion. A Holder of Series A that has validly effected a Notice of Holder Conversion shall be deemed to be the holder of record of the Common Stock issuable upon such conversion as of the applicable Holder Conversion Date, notwithstanding that certificates (if any) representing such shares of Series A shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any Holder of record of shares of Series A, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such Holder. In order to effect a Holder Conversion, a Holder shall deliver an original copy of the fully executed Notice of Holder Conversion to the transfer agent: Equiniti Trust Company, PO Box 64858 St Paul, MN 55164-0858, or such other address as the Corporation may specify for such purposes. Notwithstanding the foregoing, if beneficial interests in shares of Series A are held through DTC or any other similar facility, a copy of the Notice of Holder Conversion may be given by the applicable Holders of Series A at such time and in any manner permitted by such facility. Dividends payable on shares of Series A surrendered for conversion during the period from the Close of Business on any record date for the payment of a dividend on such shares to the opening of business on the date of payment of such dividend shall be payable to the holder of record of such shares as of such record date notwithstanding such conversion. Except as otherwise expressly set forth herein, no payment or adjustment shall be made upon any conversion of shares of Series A on account of any dividends accumulated on such shares or on account of any dividends accumulated on the shares of Common Stock issued upon such conversion.

(c)               Automatic Conversion. Each share of Series A shall, on the third Trading Day following the date on which the Corporation delivers an Automatic Conversion Event Notice (the “Automatic Conversion Date”) automatically be converted into fully-paid, non-assessable shares of Common Stock at the Conversion Rate then in effect on the Automatic Conversion Date, without any further action by the Holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation or its transfer agent.

(d)               Mechanics of Automatic Conversion. Within ten (10) Business Days following the occurrence of an Automatic Conversion Event, the Corporation shall deliver a notice to the Holders of outstanding Series A stating that an Automatic Conversion Event has occurred and stating the Conversion Rate in effect as of the Automatic Conversion Date (the “Automatic Conversion Event Notice”). On the Automatic Conversion Date, each Holder of Series A shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates (if any) representing such shares of Series A shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any Holder of record of shares of Series A, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such Holder. Dividends payable on shares of Series A surrendered for conversion during the period from the Close of Business on any record date for the payment of a dividend on such shares to the opening of business on the date of payment of such dividend shall be payable to the holder of record of such shares as of such record date notwithstanding such conversion. Except as otherwise expressly set forth herein, no payment or adjustment shall be made upon any conversion of shares of Series A

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on account of any dividends accrued on such shares or on account of any dividends accrued on the shares of Common Stock issued upon such conversion.

(e)               Reservation of Shares, Etc. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of shares of Series A, the full number of shares of Common Stock that would then be deliverable upon the conversion of all shares of Series A then outstanding. If any shares of Common Stock required to be reserved for purposes of conversion of the Series A hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued or freely transferred upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved as the case may be. If the Common Stock is quoted on the Nasdaq Global Select Market, New York Stock Exchange, or any other U.S. national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A. Notwithstanding the foregoing, the reference to listing in the third sentence of this paragraph shall apply only when the Series A shall have become freely transferable under the federal securities laws.

(f)                No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A. If a number of shares of Series A (evidenced by one or more certificates) shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A being converted at such time by such holder. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of Series A, the Corporation shall pay a cash adjustment in respect of such fractional share of Common Stock assuming each share of Common Stock has a value equal to the Additional Shares Fair Market Value.

(g)               Adjustment of Conversion Price. In the event that outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective. Notwithstanding the foregoing, the Corporation shall not make any adjustment to the Conversion Price if Holders of the Series A have the opportunity to participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding Series A, in any transaction described in this Section 7(g), without having to convert their shares of Series A, as if they held a number of shares of Common Stock issuable to such Holder at the Conversion Price.

(h)               Calculation of Adjustments. All adjustments to the Conversion Price shall be calculated by the Corporation to the nearest 1/100th of a cent and all conversions based thereon shall be

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calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Price will be required unless such adjustment would require an increase or decrease to the Conversion Price of at least $0.0100; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than $0.0100 that has not been made will be made upon any Holder Conversion Date, Automatic Conversion Date or 2023 Conversion Date or redemption or repurchase date.

(i)                 Successive Adjustments. After an adjustment to the Conversion Price under this Section 7, any subsequent event requiring an adjustment under this Section 7 shall cause an adjustment to each such Conversion Price as so adjusted.

(j)                 Reorganization Events. In the event of:

(i)                 any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii)              any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Corporation, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)            any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

other than, in each case, any such transaction that constitutes a Change of Control, with respect to which, for the avoidance of doubt, the provisions of Section 9 shall apply (each of which is referred to as a “Reorganization Event”), each share of Series A outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 7(l) and Section 8(c), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property which have a record date that is prior to the applicable Holder Conversion Date, Automatic Conversion Date or 2023 Conversion Date) that the Holder of such share of Series A would have received in such Reorganization Event had such Holder converted its shares of Series A into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event, assuming that the Corporation elected to issue Additional Shares in connection with such conversion and including such shares for the foregoing purposes; provided that the foregoing shall not apply if such Holder is a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons. If the kind

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or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person), then for the purpose of this Section 7(j), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(k)               Successive Reorganization Events. The above provisions of Section 7(j) shall similarly apply to successive Reorganization Events and the provisions of Section 7(g) shall apply to any shares of capital stock of the Corporation received by the holders of the Common Stock in any such Reorganization Event.

(l)                 Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A into the Exchange Property in a manner that is consistent with and gives effect to Section 7(j), and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(m)             Notice of Adjustments. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare, and shall keep at the Corporation’s principal offices, and shall make available to any Holder upon request, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be required, and as soon as practicable after it is required such notice shall be mailed by the Corporation to all Holders of Series A, at their last addresses as they shall appear upon the stock transfer books of the Corporation.

(n)               Additional Payment Amount; Additional Conversion Shares. Upon conversion of any share of Series A, the Holder thereof shall receive a payment in cash in an amount equal to the amount of cumulative unpaid Preference Dividends (whether or not authorized or declared) as of the Holder Conversion Date, Automatic Conversion Date or 2023 Conversion Date, as applicable (the “Additional Payment Amount”), plus, solely in the case of a 2023 Conversion, in addition to the Additional Payment Amount the Holder thereof shall receive a payment in cash equal to the 2023 Conversion Additional Payment Amount (together with the Additional Payment Amount, the “2023 Conversion Total Additional Payment Amount”); provided, that (i) in the case of a Holder Conversion or a conversion pursuant to Section 7(c), the Corporation may elect, in its sole discretion, in lieu of the payment of the Additional Payment Amount, to issue to such Holder an additional number of fully-paid, non-assessable shares of Common Stock equal to the Additional Payment Amount divided by the Additional Shares Fair Market Value as of the Holder Conversion Date or Automatic Conversion Date, as applicable (the “Additional Shares”), and (ii) in the case of a 2023 Conversion, the Preferred Conversion Committee may elect, in its sole discretion, in lieu of the payment of the 2023 Conversion Total Additional Payment Amount, to pay and/or issue, as applicable, to such Holder a combination of cash and an

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additional number of fully-paid, non-assessable shares of Common Stock (the “Partial Additional Shares”), where the sum of (x) the cash dividend payment, and (y) the Partial Additional Shares multiplied by $[●],2 equals the 2023 Conversion Total Additional Payment Amount, provided, that notwithstanding the foregoing, at least $0.144375 of the 2023 Total Conversion Total Additional Payment Amount shall be paid in cash. The payment of the Additional Payment Amount or 2023 Conversion Total Additional Payment Amount or any cash dividend payment, and the issuance of the Additional Shares or the Partial Additional Shares, as applicable, shall be made on or before the tenth (10th) Business Day following the Automatic Conversion Date, the 2023 Conversion Date or the date on which the Notice of Holder Conversion is actually received by the Corporation, as applicable. The 2023 Conversion Additional Payment Amount shall mean a per share amount equal to (1) if the 2023 Conversion Date occurs prior to June 30, 2023, $0.144375 plus an amount equal to the Preference Dividends that would have accrued on a share of Series A from the 2023 Conversion Date until and including June 30, 2023, (2) if the 2023 Conversion Date occurs on June 30, 2023, $0.144375, and (3) if the 2023 Conversion Date occurs after June 30, 2023, $0.144375 minus an amount equal to the Preference Dividends that accrued on a share of Series A from July 1, 2023 until and including the 2023 Conversion Date.

(o)               2023 Conversion.

(i)                 At any time on or prior to September 30, 2023, if the 2023 Conversion Condition shall have occurred, the Corporation shall cause all outstanding shares of Series A to convert into shares of Common Stock as described in Sections 7(o)(i) and (ii) (the “2023 Conversion”). No later than the tenth (10th) Business Day following the occurrence of the 2023 Conversion Condition, the Corporation shall send a notice to the Holders of outstanding Series A (the “2023 Conversion Notice”) stating (i) that the 2023 Conversion Condition has occurred, (ii) the time and date on which the Corporation intends to cause a 2023 Conversion, which date shall be any Trading Day that is (x) at least three (3) Trading Days following the date of a 2023 Conversion Notice and (y) on or prior to September 30, 2023 (such date, the “2023 Conversion Date”), (iii) the Conversion Rate that shall be in effect as of the 2023 Conversion Date, and (iv) whether the Corporation has made an election pursuant to Section 7(n) to pay to Holders the Additional Shares or the Partial Additional Shares in lieu of the Additional Payment Amount (or any portion thereof) in connection with the 2023 Conversion.

(ii)              Each share of Series A shall, on the 2023 Conversion Date, automatically be converted into fully-paid, non-assessable shares of Common Stock at the Conversion Rate then in effect on the 2023 Conversion Date, without any further action by the Holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation or its transfer agent.

2 This amount shall be $8.100 (the “Base Purchase Price”); provided, that the Base Purchase Price shall be adjusted to equal the arithmetic average of the daily volume-weighted average price of the Common Stock as reported in composite transactions for United States exchanges and quotation systems, for the fifteen (15) consecutive Trading Day period commencing on the first Trading Day after the public announcement of the execution of the Transaction Agreement (the “Company Average Price”); provided, further, that if the Company Average Price is greater than $8.500, then the Company Average Price shall be $8.500, and if the Company Average Price as so determined is less than $7.875, then the Company Average Price shall be $7.875.

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(iii)            If the 2023 Conversion Condition shall not have occurred by the close of business on September 15, 2023, the Corporation may not effect the 2023 Conversion and shall send a notice to Holders of Series A, promptly following September 15, 2023, stating that the Corporation shall not cause a 2023 Conversion (a “2023 Conversion Termination Notice”). At and after the time that a 2023 Conversion Termination Notice is sent to Holders of the outstanding Series A, Sections 7(o)(i) and (ii) shall have no further effect.

(p)               Mechanics of 2023 Conversion. On the 2023 Conversion Date, each Holder of Series A shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates (if any) representing such shares of Series A shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any Holder of record of shares of Series A, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such Holder. Dividends payable on shares of Series A surrendered for conversion during the period from the Close of Business on any record date for the payment of a dividend on such shares to the opening of business on the date of payment of such dividend shall be payable to the holder of record of such shares as of such record date notwithstanding such conversion. Except as otherwise expressly set forth herein, no payment or adjustment shall be made upon any conversion of shares of Series A on account of any dividends accrued on such shares or on account of any dividends accrued on the shares of Common Stock issued upon such conversion.

Section 8.               Voting Rights.

(a)               General. The Holders of Series A will have no voting rights except as set forth below or in the Certificate of Incorporation or as otherwise required by law.

(b)               Right to Vote with Holders of Common Stock. Subject to the other provisions of, and without limiting the other voting rights provided in, this Section 8, and except as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law, the Holders will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, and, solely for these purposes, (i) the Series A of each Holder will entitle such Holder to cast a number of votes on such matter equal to the number of votes such Holder would have been entitled to cast if such Holder were the holder of record, as of the record date or, if there is no record date, other relevant date for such matter, of a number of shares of Common Stock equal to the whole number of shares of Common Stock that would be issuable upon conversion of such Series A assuming such Series A were converted in connection with an Automatic Conversion Event occurring on such record date or, if there is no record date, other relevant date; in each case assuming that the Corporation elected to issue Additional Shares in connection with such conversion and including such shares for the foregoing purposes (provided, that for the purposes of this Section 8(b), the number of Additional Shares shall not be greater than an amount equal to the Additional Payment Amount divided by $1.00) and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws, and the Delaware General Corporation Law as if the Holders were holders of Common Stock. For the avoidance of doubt, no Holder of Series A will

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be treated as the holder of the shares of Common Stock issuable upon conversion of such Series A except as set out in Section 7.

(c)               Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the approval of a Majority In Interest, voting as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for:

(i)                 effecting or validating any amendment, modification or alteration of the Certificate of Incorporation (whether by merger, consolidation or otherwise) to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to or pari passu with Series A with respect to the payment of the Preference Dividend or payment of the Liquidation Entitlement upon the occurrence of a Liquidation Event;

(ii)              any increase in the authorized number of shares of Series A, Dividend Parity Stock or Liquidation Parity Stock or issuance of shares of Series A, Dividend Parity Stock or Liquidating Parity Stock after the date hereof;

(iii)            effecting or validating any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations and any other certificate of designations of the Corporation) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A or the Holders thereof in any material respect; provided, that for the avoidance of doubt, any merger, consolidation, or similar transaction shall not be deemed to have such an adverse effect so long as (A) the Series A remains outstanding with the terms thereof materially unchanged or the holders of the Series A receive equity securities with rights, preferences, privileges and voting power substantially the same as those of the Series A, and (B) the provisions of the certificate of incorporation or bylaws (or equivalent governing documents) of the surviving entity or successor entity in such transaction do not differ from the Certificate of Incorporation or Bylaws in any manner that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A or such replacement equity securities or the Holders thereof in any material respect; provided, further, to the extent that the Corporation duly consummated its Redemption rights in connection with a Change of Control pursuant to Section 9 prior to the occurrence of such Change of Control, the Holders shall not have voting rights hereunder in respect of any amendment, alteration or repeal relating to such transaction; or

(iv)             any action or inaction that would reduce the Stated Amount of any share of Series A (including, but not limited to, any reverse stock split, combination, or other adjustment).

Section 9.               Redemption at the Option of the Corporation.

(a)               Generally. The Series A will not be redeemable by the Corporation except that, subject to the other terms of this Section 9, the Corporation may, at its election, redeem all but not less than all of the outstanding shares of Series A (i) at any time following April 30, 2027 or (ii) in connection with the consummation of a Change of Control, in either case on the applicable Redemption Date (the “Redemption”) for a cash purchase price equal to the Stated Amount plus

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cumulative unpaid Preference Dividends (whether or not authorized or declared) as of the Redemption Date (the “Redemption Price”).

(b)               Redemption Prohibited in Certain Circumstances. The Corporation will not call for Redemption, or otherwise send a Redemption Notice in respect of the Redemption of, any Series A pursuant to this Section 9 unless the Corporation has sufficient funds legally available to fully pay the Redemption Price in respect of all shares of Series A called for Redemption.

(c)               Redemption Date. The “Redemption Date” for any Change of Control will be a Business Day of the Corporation’s choosing on or after the date that such Change of Control is consummated that is no more than sixty (60), nor less than ten (10), calendar days after the date the Corporation sends the related Redemption Notice pursuant to Section 9(d).

(d)               Redemption Notice. Upon the election by the Corporation to call the Series A for Redemption pursuant to Section 9(a), the Corporation will send to each Holder a notice of such Redemption (a “Redemption Notice”). Such Redemption Notice must state:

(i)                 that the Series A has been called for Redemption;

(ii)              briefly, if applicable, the events causing the Change of Control giving rise to the Corporation’s right to elect to redeem and the expected consummation date for the Change of Control;

(iii)            the Redemption Price per share of Series A;

(iv)             that any Series A called for Redemption may be converted pursuant to Section 7 on or before the third Business Day prior to the Redemption Date (provided, that the Corporation shall have received the Notice of Holder Conversion prior to the Close of Business on the Business Day prior to the Redemption Date); and

(v)               the Conversion Rate in effect on the date such Redemption Notice was sent.

(e)               Payment of the Redemption Price. The Corporation will cause the Redemption Price for each share of Series A called for Redemption to be paid to the Holder thereof on the applicable Redemption Date.

Section 10.           Incurrence of Certain Indebtedness. The Corporation shall not, and shall cause its Subsidiaries that are “restricted subsidiaries” (or such similarly classified Subsidiaries under the Credit Agreement) not to, create, incur, assume or permit to exist any Indebtedness except:

(i)                 for Indebtedness that is not prohibited from being created, incurred, assumed or permitted to exist pursuant to the terms of the Credit Agreement;

(ii)              for Indebtedness created, incurred, assumed or permitted to exist with the approval of a Majority In Interest; or

(iii)            to the extent that the Consolidated Leverage Ratio, calculated on a pro forma basis in accordance with the terms of the Credit Agreement, would not exceed 3.00:1.00.

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Section 11.           Expenses. In any action at law or suit in equity to enforce this Certificate of Designations or the rights of any Holder hereunder, the prevailing party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable and documented out-of-pocket costs and expenses incurred in such action or suit.

Section 12.           Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 13.           Notices. All notices or communications in respect of the Series A will be sufficiently given if given in writing and delivered in person or by first-class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 14.           No Other Rights or Privileges. The shares of Series A will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation.

Section 15.           Certificates. The Corporation may at its option issue shares of Series A without certificates.

Section 16.           Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of Series A, make technical, corrective, administrative or similar changes in this Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of Series A in any way.

Section 17.           Tax Matters. The Corporation intends that the Series A not be treated as either (i) “preferred stock” for purposes of Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) receiving any constructive or deemed distribution pursuant to Section 305(c) of the Code.

Section 18.           Interpretation. Whenever possible, each provision of this Certificate of Designations shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designations, and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designations would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question

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effective and valid under applicable law. References herein to any payment shall mean a payment in cash in United States Dollars by wire transfer of immediately available funds to an account designated by the applicable payee. All references herein to dates and times of day shall be references to New York City time (daylight or standard, as applicable).

Section 19.           Enforcement. To the fullest extent permitted by law, the provisions of this Certificate of Designations shall remain in full force and effect irrespective of the failure of any Person to assert any claim or demand or to enforce any right or remedy under this Certificate of Designations or otherwise.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed by Jérôme Maironi, its Senior Vice President, General Counsel and Corporate Secretary, this _____ day of [●], 2023.

GARRETT MOTION INC.

By:
	Name:	Jérôme Maironi
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Annex A

Form of Notice of Holder Conversion

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series A Cumulative Convertible Preferred Stock of Garrett Motion Inc., a Delaware corporation (the “Corporation”), pursuant to the terms and conditions of that certain Amended and Restated Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Garrett Motion Inc. (the “Certificate of Designations”), approved by the Board of Directors of the Corporation on April 11, 2023. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designations.

Conversion: In accordance with and pursuant to such Certificate of Designations, the Holder hereby elects to convert the number of shares of the Corporation’s Series A Cumulative Convertible Preferred Stock (the “Series A”) indicated below into shares of Common Stock of the Corporation (the “Common Shares”) as of the date specified below.

Name of Holder: ___________________

Holder Conversion Date: ___________________

Number of Shares of Series A Held by Holder: _______________________

Amount Being Converted Hereby: _______________________

Series A Held After Conversion: _______________________

If the shares of Series A to be converted are held through a nominee, please provide details of the brokerage account:

Broker: ___________________________________________

DTC No.: _____________________________________

Acct. Name: ______________________________________________

For Further Credit (if applicable): ___________________________________________

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of Common Shares issuable in accordance with the terms of the Certificate of Designations as set forth below. If Common Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Common Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the U.S. Securities Act of 1933, as amended (the “Securities Act”) be

“restricted securities” within the meaning of Rule 144 under the Securities Act, unless the Common Shares are covered by a valid and effective registration statement under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Common Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If the Common Shares are to be delivered through DWAC, please provide details of the brokerage account for delivery (Note: Common Shares that will be issued as “restricted securities” are not eligible for settlement through DWAC):

Broker: ___________________________________________

DTC No.: _____________________________________

Acct. Name: ______________________________________________

For Further Credit (if applicable): ___________________________________________

ACTION BY WRITTEN CONSENT
IN LIEU OF A MEETING OF
THE STOCKHOLDERS
OF GARRETT MOTION INC.

The undersigned (collectively, the “Stockholders”), being holders of Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A”) of Garrett Motion Inc., a Delaware corporation (the “Corporation”), each Stockholder acting with respect to all shares of Series A owned by such Stockholder or over which such Stockholder otherwise possesses the authority to vote, hereby consent to the adoption of the following resolutions by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware:

WHEREAS, pursuant to resolutions previously adopted by the Board of Directors (the “Board”) of the Corporation, the Board has, among other things, approved, declared advisable and recommended that holders of Series A approve and adopt the Amended and Restated Certificate of Designations of the Series A attached hereto as Exhibit A and incorporated herein by reference (the “Amended and Restated Certificate of Designations”);

WHEREAS, each Stockholder acknowledges that it has had an opportunity to review the Amended and Restated Certificate of Designations and desires to adopt and approve the Amended and Restated Certificate of Designations in all respects;

NOW, THEREFORE, BE IT RESOLVED, that the Amended and Restated Certificate of Designations be, and it hereby is, adopted and approved in all respects; and

FURTHER RESOLVED, that, in connection with the foregoing resolution, all acts and deeds previously performed by the Board or any officer, employee, agent or representative of, or counsel to, the Corporation prior to the date hereof in furtherance of the adoption and approval of the Amended and Restated Certificate of Designations be, and each of the same hereby is, ratified, approved and confirmed in all respects by the Stockholders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this written consent as of the date set forth below. This consent shall be irrevocable and shall be effective on the record date fixed by the Company for determining the stockholders entitled to consent to the Amended and Restated Certificate of Designations (the “Consent Effective Time”); provided, however, that (i) if the Consent Effective Time has already occurred, this consent shall be effective immediately and (ii) in no event shall this consent be effective as to the undersigned if the Consent Effective Time is more than 60 days after the date of signature set forth below, which date is the date on which provision for the effectiveness of this consent was made.

Oaktree Value Opportunities Fund Holdings, L.P.

By: Oaktree Value Opportunities Fund GP, L.P.
Its: General Partner

By: Oaktree Value Opportunities Fund GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:
Name:
Title:

By:
Name:
Title:

Date:

[Signature Page to Stockholder Consent]

OCM Opps GTM Holdings, LLC

By: Oaktree Fund GP, LLC
Its: Manager

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:
Name:
Title:

By:
Name:
Title:

Date:

[Signature Page to Stockholder Consent]

Oaktree Phoenix Investment Fund L.P.

By: Oaktree Phoenix Investment Fund GP, L.P.
Its: General Partner

By: Oaktree Phoenix Investment Fund GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:
Name:
Title:

By:
Name:
Title:

Date:

[Signature Page to Stockholder Consent]